Exhibit 10.1
Execution Version
CREDIT AGREEMENT
DATED AS OF SEPTEMBER 6, 2011
AMONG
QUICKSILVER RESOURCES INC.,
as BORROWER,
JPMORGAN CHASE BANK, N.A.,
as ADMINISTRATIVE AGENT,
BANK OF AMERICA, N.A.,
as SYNDICATION AGENT,
DEUTSCHE BANK SECURITIES INC., BNP PARIBAS, AND WELLS FARGO BANK,
N.A.,
as CO-DOCUMENTATION AGENTS,
AND
THE LENDERS PARTY HERETO
JOINT BOOKRUNNERS
J.P. MORGAN SECURITIES LLC AND MERRILL LYNCH, PIERCE, FENNER &
SMITH INCORPORATED

i

Page
Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E-1	Security Instruments
Exhibit E-2	Form of Guaranty Agreement
Exhibit F	Form of Assignment and Assumption
Exhibit G	Form of Pledge Agreement
Exhibit H-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders; not partnerships)
Exhibit H-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; not partnerships)
Exhibit H-3	Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)
Exhibit H-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders; partnerships)

Schedule 1.02	Initial Guarantors
Schedule 3.05	Grandfathered Letters of Credit
Schedule 7.11	Subsidiaries and Partnerships; Unrestricted Subsidiaries
Schedule 7.12	Insurance
Schedule 9.02	Existing Debt
Schedule 9.03	Liens
Schedule 9.06	Investments
Schedule 9.08	Nature of Business

v

     THIS CREDIT AGREEMENT dated as of September 6, 2011, is among QUICKSILVER RESOURCES INC., a Delaware corporation (the “Borrower”); each of the Lenders from time to time party hereto; JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”); BANK OF AMERICA, N.A., as syndication agent for the Lenders (in such capacity, the “Syndication Agent”); and DEUTSCHE BANK SECURITIES INC., BNP PARIBAS, and WELLS FARGO BANK, N.A., as co-documentation agents for the Lenders (in such capacity, the “Co-Documentation Agents”). The joint lead arrangers for the credit facility provided under this Agreement are J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, DEUTSCHE BANK SECURITIES INC. and BNP PARIBAS SECURITIES CORP. (collectively, the “Joint Lead Arrangers”).
R E C I T A L S
     A.     The Borrower has requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower.
     B.     The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.
     C.     In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:
ARTICLE 1
Definitions and Accounting Matters
     Section 1.01    Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.
     Section 1.02    Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affected Loans” has the meaning assigned such term in Section 5.05.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agents” means, collectively, the Administrative Agent, the Syndication Agent and the Co-Documentation Agents; and “Agent” means the Administrative Agent, the Syndication Agent or any Co-Documentation Agent, as the context requires.

     “Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06 or increased pursuant to Section 2.09.
     “Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day plus 1.00% (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing at Reuters Reference Screen LIBOR01 (or on any successor or substitute screen of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time on such day, as the rate for dollar deposits with a one-month maturity; provided further that, in the event that such rate is not available at such time for any reason, then the Adjusted LIBO Rate for such day shall be based on the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits in the approximate amount of the applicable ABR Borrowing with a one month maturity are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on such day (or the immediately preceding Business Days if such day is not a day on which banks are open for dealings in dollar deposits in the London interbank market). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
     “Applicable Margin” means, for any day with respect to the commitment fees payable hereunder, or with respect to any Eurodollar Loan or ABR Loan, as the case may be, the rate per annum set forth in the appropriate column below under the caption “Commitment Fee Rate”, “Eurodollar Spread,” or “ABR Spread,” as the case may be, for the Borrowing Base Utilization Percentage then in effect:

	Commitment	Eurodollar
Borrowing Base Utilization Percentage	Fee Rate	Spread	ABR Spread
Greater than 90%	0.500%	2.50%	1.50%
Greater than 75% but less than or equal to 90%	0.500%	2.25%	1.25%
Greater than 50% and less than or equal to 75%	0.500%	2.00%	1.00%
Greater than 25% and less than or equal to 50%	0.375%	1.75%	0.75%
Less than or equal to 25%	0.375%	1.50%	0.50%
Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.
     “Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount as such percentage is set forth on Annex I; provided that in the case of Section 2.11 when a Defaulting Lender shall exist, “Applicable Percentage” as used in such Section 2.11 shall mean the percentage of the Aggregate Maximum Credit Amounts (disregarding any Defaulting Lender’s Maximum Credit Amounts) represented by such Lender’s Maximum Credit Amount.

     “Approved Counterparty” means (a) any Lender, (b) any Affiliate of a Lender, or (c) any counterparty with a rating of its senior, unsecured, long-term indebtedness for borrowed money that is not guaranteed by any other Person or subject to any other credit enhancement of better than or equal to “BBB-” or “Baa3” by S&P and Moody’s, respectively.
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Approved Petroleum Engineers” means (a) Schlumberger Data and Consulting Services and (b) any other independent petroleum engineers or other independent petroleum consultant(s) reasonably acceptable to the Administrative Agent.
     “Arrangers” means the Joint Lead Arrangers and Joint Bookrunners.
     “ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit F or any other form approved by the Administrative Agent.
     “Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.
     “Bank Products” means treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
     “Bank Products Obligation” means an obligation in respect of a Bank Product provided by a Bank Products Provider.
     “Bank Products Provider” means any Lender or Affiliate of a Lender that provides Bank Products to the Borrower or any Restricted Subsidiary.
     “BBEP” means BreitBurn Energy Partners L.P., a Delaware limited partnership.
     “BBEP Common Units” means Common Units of BBEP, and shall include any securities into or for which such Common Units are reclassified, converted or exchanged in connection with (a) a consolidation, merger, reorganization or other business combination transaction to which BBEP is a party and in which BBEP is the continuing or surviving Person or (b) a transfer of all or substantially all of the assets of BBEP.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
     “Borrowing” means (a) Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect and (b) Swingline Loans.

     “Borrowing Base” means at any time an amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 8.12(c), Section 9.02(n), or Section 9.10.
     “Borrowing Base Deficiency” occurs if at any time the total Revolving Credit Exposures exceeds the Borrowing Base then in effect.
     “Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the total Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.
     “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
     “Business Day” means any day that is not a Saturday, Sunday or a United States federal holiday or any other day on which the Chicago office of the Administrative Agent is closed or any other day in which commercial banks in New York City are authorized or required by law to be closed; provided that if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.
     “Canadian Subsidiaries” means, collectively, QRCI and its Subsidiaries.
     “Capital Leases” means, in respect of any Person, all leases that are or should be in accordance with GAAP recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.
     “Cash Interest Expense” shall mean, with respect to the Borrower and the Consolidated Restricted Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of (a) pay-in-kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Borrower or any Consolidated Restricted Subsidiary, including such fees paid in connection with the Transactions, (c) the amortization of debt discounts, if any, or fees and deferred gains or losses with respect to Swap Agreements in respect of interest rates, (d) interest income of the Borrower and the Consolidated Restricted Subsidiaries actually received in cash for such period, (e) any charges related to any premium or penalty paid, capitalized interest, write off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any indebtedness prior to its stated maturity, and (f) to the extent included in Interest Expense, any interest paid on property and income tax payments, litigation settlements or any other obligation that does not constitute Debt; provided that (i) Cash Interest Expense shall exclude any one-time financing fees paid in connection with the Transactions or any amendment of this Agreement and (ii) that if any such Person shall have Redeemed any Existing Debt or Permitted Additional Debt during such period, Cash Interest Expense shall be subject to pro forma adjustments for such Redemption as if such Redemption had occurred on the first day of such period in a manner satisfactory to the Administrative Agent.
     “Casualty Event” means any loss, casualty or other damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Oil and Gas Property of the Borrower or any of its Restricted Subsidiaries.

     “Change in Control” means, after the Effective Date, the occurrence of any of the following: (a) any “person” or “group” of related persons (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Equity Interests of the Borrower (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Equity Interest of the Borrower held by a parent entity of the Borrower, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 50% of the voting power of the Equity Interests of such parent entity); (b) a majority of the members of the board of directors of the Borrower are not Continuing Directors; (c) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Borrower and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); (d) the adoption by the stockholders of the Borrower of a plan or proposal for the liquidation or dissolution of the Borrower; or (e) a “Change in Control” or similar event occurs under and as defined in any indenture or similar governing document in respect of Existing Debt or Permitted Additional Debt but only to the extent, in the case of this clause (e), the occurrence of any such event gives rise to an obligation of the Borrower or any other Restricted Subsidiary to redeem, repay or repurchase, or otherwise offer to redeem, repay or repurchase, all or any portion of such Existing Debt or Permitted Additional Debt, which redemption, repayment or repurchase is not otherwise permitted by the terms of this Agreement.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date (including, without limitation, any rule or regulation adopted by any Governmental Authority after the Effective Date under the framework of the Dodd-Frank Wall Street Reform and Consumer Protection Act or in connection with the Bank for International Settlements, the Basel Committee on Banking Supervision or the United States or foreign regulatory authorities, in each case, pursuant to Basel III), (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date (including, without limitation, any requests, guidelines or directives made or issued after the Effective Date in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or the United States or foreign regulatory authorities, in each case, pursuant to Basel III).
     “Chicago” means Chicago, Illinois.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.
     “Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans, to acquire participations in Letters of Credit hereunder and to make Refunded Swingline Loans and purchase participations in Swingline Loans pursuant to Section 2.10, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 or Section 2.09 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b).

The amount representing each Lender’s Commitment shall be the lesser of such Lender’s Maximum Credit Amount and such Lender’s Applicable Percentage of the then effective Borrowing Base.
     “Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.
     “Consolidated Net Income” means with respect to the Borrower and the Consolidated Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the Consolidated Restricted Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (or loss) (to the extent otherwise included therein) the following (without duplication):
     (a)         the net income (or loss) for such period of any Person which is not a Consolidated Restricted Subsidiary, except that the amount of dividends, distributions or other payments in respect of equity actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Restricted Subsidiary (or to the extent any non-cash dividend, distribution or other payment made during such period by such other Person to the Borrower or to a Consolidated Restricted Subsidiary was converted into cash by the Borrower or such Consolidated Restricted Subsidiary during such period) shall be included in such net income (or loss), as the case may be;
     (b)     the net income (but not loss) during such period of any Consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Restricted Subsidiary is not at the time permitted by the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Restricted Subsidiary or is otherwise restricted or prohibited;
     (c)     any extraordinary gains (net of extraordinary losses) during such period;
     (d)     non-cash gains, losses or adjustments, including non-cash gains, losses or adjustments under authoritative guidance from the FASB as a result of changes in the fair market value of derivatives and any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns and writedowns under authoritative guidance from the FASB as a result of accounting for oil and gas activities, goodwill and other intangible assets, and property, plant and equipment (for the avoidance of doubt, realized gains or losses will be counted in Consolidated Net Income in the quarter that cash is actually received or paid);
     (e)     any premium or penalty paid, capitalized interest, write off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any indebtedness prior to its stated maturity;
     (f)     any non-cash employee, officer or director based compensation; and
     (g)     any gain realized (net of losses) in connection with asset sales.
     “Consolidated Restricted Subsidiaries” means any Restricted Subsidiaries that are Consolidated Subsidiaries.
     “Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which are or shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

     “Continuing Directors” means the individuals (i) who were members of the board of directors or other equivalent governing body of the Borrower on the Effective Date, (ii) whose election or nomination to such board or body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of such board or body or (iii) whose election or nomination to such board or body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of such board or body.
     “Control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “Controlling” and “Controlled” have meanings correlative of the foregoing.
     “Debt” means, for any Person, the sum of the following (without duplication):
     (a)     all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments;
     (b)     all obligations of such Person (whether contingent or otherwise) in respect of unreimbursed draws under letters of credit, bankers’ acceptances, surety or other bonds and similar instruments;
     (c)     all amounts owed by such Person representing the deferred purchase price of Property or services (other than liabilities of such Person to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities) that are either (i) not greater than 90 days past the invoice or billing date or (ii) are being contested in good faith by appropriate proceedings and adequate reserves therefore have been established under GAAP);
     (d)     all obligations under Capital Leases;
     (e)     all obligations under all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of United States federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease;
     (f)     obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business;
     (g)     all Debt (as defined in the other clauses of this definition) of others secured by a Lien on any Property of such Person, whether or not such Debt is assumed by such Person to the extent of the lesser of the fair market value of the property subject to such Lien and the amount of such Debt;
     (h)     all Debt (as defined in the other clauses of this definition) of others Guaranteed by such Person to the extent of the lesser of the amount of such Debt and the maximum stated amount of such Guarantee;
     (i)     any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability;

     (j)     Disqualified Capital Stock; and
     (k)     the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment.
     The Debt of any Person shall include all obligations of such Person of the character described above notwithstanding that any such obligation is not included as a liability of such Person under GAAP.  For the avoidance of doubt, “Debt” does not include obligations in respect of Swap Agreements, indemnities incurred in the ordinary course of business or in connection with the disposition of assets, any non-cash employee, officer or director compensation, any compensation paid to employees, officers or directors pursuant to stock appreciation rights, or, except to the extent set forth in the foregoing clause (e), obligations under operating leases.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Default Rate” means a rate per annum equal to 2% plus the rate applicable to ABR Loans as provided in Section 3.02(a).
     “Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to comply with its obligation to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within two (2) Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any portion of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with any portion of its funding obligations under this Agreement, (c) failed, within three (3) Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in the then outstanding Letters of Credit and Swingline Loans; provided, that any such Lender will cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of an Equity Interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof.  For avoidance of doubt (A) an assignee of a Defaulting Lender shall not be deemed to be a Defaulting Lender solely by virtue of the fact that it is an assignee of a Defaulting Lender, (B) neither the reallocation of funding obligations provided for in Section 2.11 as a result of a Lender being a Defaulting Lender nor the performance by non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a non-Defaulting Lender and (C) when a Defaulting Lender ceases to be a Defaulting Lender (due to assignment to a new or existing Lender, commitment reduction pursuant to Section 2.11 or otherwise), all cash collateral deposited with respect to LC Exposure or Swingline Loans pursuant to Section 2.11(b) shall be promptly released to the Borrower (unless such cash collateral is otherwise required to remain on deposit pursuant to any other provision hereof) and all commitment reallocations under Section 2.11 shall be promptly adjusted.

     “Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.
     “Dollars” or “$” refers to lawful money of the United States of America.
     “Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.
     “EBITDAX” means, for any period, the sum of Consolidated Net Income for such period plus (i) the following expenses or charges to the extent deducted in determining Consolidated Net Income in such period (without duplication): interest; sales, franchise and income taxes; depreciation; depletion; amortization; exploration expenses; seismic, geologic and geophysical services performed in connection with oil and gas exploration; accretion of asset retirement obligations in accordance with ASC Topic 410, Accounting for Asset Retirement Obligations, and any similar accounting in prior periods; and other non-cash expenses, adjustments, losses or charges, plus (ii) an amount equal to twenty-five percent (25%) of the Net Proceeds received by the Borrower during such period from sales of BBEP Common Units owned by the Borrower on or prior to the Effective Date, and minus (iii) all non-cash income included in the calculation of Consolidated Net Income; provided, however, that if any such Person shall have consummated any Material Acquisition or Material Disposition during such period, EBITDAX shall be subject to pro forma adjustments for such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period and shall also include adding back to Consolidated Net Income any non-recurring or one-time cash or non-cash charges or expenses associated with such acquisition or disposition; provided, however, that such pro forma adjustments shall be in a manner satisfactory to the Administrative Agent.
     “Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).
     “Engineering Reports” has the meaning assigned such term in Section 2.07(c)(i).
     “Environmental Complaint” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from any federal, state or municipal authority or any other party against the Borrower or any Restricted Subsidiary involving (a) a Hazardous Discharge from or onto any real property owned, leased or operated at any time by Borrower or any Subsidiary, or (b) a Hazardous Discharge caused, in whole or in part, by Borrower or any Subsidiary or by any Person acting on behalf of or at the instruction of the Borrower or any Subsidiary, or (c) any violation of any Environmental Law by the Borrower or any Subsidiary.
     “Environmental Laws” means any and all Governmental Requirements pertaining in any way to health and safety (with respect to exposure to hazardous substances), the environment or the preservation or reclamation of natural resources, as applicable in any jurisdictions in which the Borrower or any Restricted Subsidiary is conducting or at any time has conducted business, or where any Oil and Gas Property of the Borrower or any Restricted Subsidiary is located, including without limitation, the Oil Pollution Act of 1990, as amended (“OPA”), the Clean Air Act, as amended, the Comprehensive

Environmental, Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended.  The term “oil” has the meaning specified in OPA, the terms “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified under applicable State Environmental Law; provided, however, that to the extent the applicable Environmental Laws of the state or local jurisdiction in which any Oil and Gas Property of the Borrower or any Subsidiary is located establish an equivalent meaning for “oil”, “release”, or “disposal” which is broader than that specified above, such broader meaning shall apply to the extent applicable to such state or local jurisdiction.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Restricted Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.  Convertible debt (including, without limitation, the Existing Convertible Debentures) shall not constitute “Equity Interests” for purposes hereof.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.
     “ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Restricted Subsidiary would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.
     “ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder with respect to a Pension Plan, (b) the withdrawal of the Borrower, a Restricted Subsidiary or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA or from a Multiemployer Plan, (c) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Pension Plan by the PBGC, (e) receipt by Borrower, a Restricted Subsidiary, or any ERISA Affiliate of a notice of withdrawal liability pursuant to Section 4202 of ERISA, (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the incurrence or assumption by Borrower, a Restricted Subsidiary, or any ERISA Affiliate of any liability under Title IV of ERISA with respect to any Pension Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business for the payment of current premiums which are not past due), (h) the occurrence of a non-exempt prohibited transaction under section 406 of ERISA or section 4975 of the Code that is reasonably likely to result in liability to the Borrower, (i) the failure with respect to a Pension Plan, to satisfy the minimum funding standard under section 412 of the Code or section 302 of ERISA, or (j) the receipt by Borrower, a Restricted Subsidiary, or any ERISA Affiliate of any notice concerning the determination that a Multiemployer Plan is in endangered or critical status, within the meaning of section 305 of ERISA, or insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
     “Event of Default” has the meaning assigned such term in Section 10.01.
     “Excepted Liens” means:
     (a)     Liens for Taxes, assessments or other governmental charges or levies which (i) are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP or (ii) result from a failure by the third-party lessor of any Oil and Gas Property to pay such Taxes, assessments or other governmental charges or levies owing by such third-party lessor, which is satisfied within 60 days after a Responsible Officer of the Borrower becomes aware thereof;
     (b)     Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or in default (except to the extent that non-payment of such obligations is permitted by Section 8.04);
     (c)     statutory landlord’s Liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, journeymen’s, landlord’s and construction Liens, Liens on pipelines and pipeline facilities or other like Liens, in each case arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Properties each of which is in respect of obligations that are not delinquent or in default (except to the extent that non-payment of such obligations is permitted by Section 8.04);
     (d)     contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out and farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not (i) materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Restricted Subsidiary or (ii) materially impair the value of such Property subject thereto;
     (e)     Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution;
     (f)     (i) Immaterial Title Deficiencies and (ii) other minor defects in title which (A) for purposes of this Agreement, shall include, but not be limited to, easements, restrictions, zoning restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the

Borrower or any Restricted Subsidiary for the purpose of roads, streets, alleys, highways, telephone lines, power lines, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, surface leases and other similar rights in respect of surface operations, (B) in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Restricted Subsidiary and (C) in the aggregate do not materially impair the value of such Property subject thereto;
     (g)     (i) Liens on cash or securities pledged to secure performance of tenders, surety bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations, and other obligations of a like nature incurred, in each case, in the ordinary course of business, and (ii) Liens on cash or securities pledged to secure performance of appeal bonds, injunction bonds and other obligations of a like nature, including, in the case of clauses (i) and (ii), cash on deposit with a court or any Person in lieu of or in connection with any of the items referenced in this clause (g);
     (h)     judgment and attachment Liens not giving rise to an Event of Default under Section 10.01(k); and
     (i)     Liens arising from or perfected by precautionary Uniform Commercial Code financing statement filings or other applicable precautionary filings regarding operating leases entered into by the Borrower and the Restricted Subsidiaries in the ordinary course of business covering only the Property under lease and accessions thereto, rights under warranties with respect thereto and other similar rights and interests;
     provided, that (i) no intention to subordinate the first priority Lien in the collateral granted in favor of the Administrative Agent and the Secured Parties pursuant to the Security Instruments is to be hereby implied or expressed by the permitted existence of such Excepted Liens, and (ii) the term “Excepted Liens” shall not include any Lien securing Debt for borrowed money other than the Secured Indebtedness.
     “Exchange Act” the Securities Exchange Act of 1934, as amended.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) taxes imposed on (or measured by) net income (however denominated) and franchise taxes, in each case imposed by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.04(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.03(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c) and (d) any U.S.  federal Taxes imposed under FATCA.
     “Existing Convertible Debentures” means, collectively, each of Borrower’s 1.875% Convertible Subordinated Debentures due 2024, as amended, restated, renewed, extended, supplemented, increased,

replaced, refinanced or otherwise modified from time to time to the extent permitted under Section 9.05(b).
     “Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of February 9, 2007 among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent and the lenders and other agents party thereto, as amended.
     “Existing Debt” means the Existing Convertible Debentures, Existing Subordinate Notes, Existing 2015 Senior Notes, Existing 2016 Senior Notes and Existing 2019 Senior Notes.
     “Existing Subordinate Notes” means, collectively, each of Borrower’s 7⅛% Senior Subordinated Notes due 2016, as amended, restated, renewed, extended, supplemented, increased, replaced, refinanced or otherwise modified from time to time to the extent permitted under Section 9.05(b).
     “Existing 2015 Senior Notes” means, collectively, each of the Borrower’s 8 1/4% Senior Notes due 2015, as amended, restated, renewed, extended, supplemented, replaced, refinanced or otherwise modified from time to time to the extent permitted under Section 9.05(b).
     “Existing 2016 Senior Notes” means, collectively, each of the Borrower’s 11 3/4 % Senior Notes due 2016, as amended, restated, renewed, extended, supplemented, replaced, refinanced or otherwise modified from time to time to the extent permitted under Section 9.05(b).
     “Existing 2019 Senior Notes” means, collectively, each of the Borrower’s 9⅛% Senior Notes due 2019, as amended, restated, renewed, extended, supplemented, replaced, refinanced or otherwise modified from time to time to the extent permitted under Section 9.05(b).
     “FASB” means the Financial Accounting Standards Board.
     “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
     “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
     “Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).
     “Flood Insurance Regulation” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1972 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of

1994 (amending 42 USC §4001, et.  seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) any regulations promulgated under any of the foregoing statutes.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.
     “Governmental Authority” means, as applicable, the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government over the Borrower, any Restricted Subsidiary, any of their Properties, any Agent, any Issuing Bank or any Lender.
     “Governmental Requirement” means any applicable law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement of any Governmental Authority, whether now or hereinafter in effect, including, without limitation, environmental laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.
     “Grandfathered Letters of Credit” means the letters of credit issued by JPMorgan under the Existing Credit Agreement outstanding on the Effective Date and set forth on Schedule 3.05.
     “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions, by “comfort letter” or other similar undertaking of support or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, that the term “Guarantee” shall not include (x) endorsements of instruments for collection or deposit in the ordinary course of business or (y) indemnities given in connection with asset sales or otherwise provided in the ordinary course of business.  The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.
     “Guarantors” means the entities listed on Schedule 1.02, any other Person that must guarantee the Secured Indebtedness in order for the Borrower to comply with Section 8.13 and any other Person that executes the Guaranty Agreement guaranteeing the payment of the Secured Indebtedness.
     “Guaranty Agreement” means an agreement executed by the Guarantors in substantially the form of Exhibit E-2 unconditionally guaranteeing on a joint and several basis, payment of the Secured Indebtedness, as the same may be amended, modified or supplemented from time to time.

     “Hazardous Discharge” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of any Hazardous Material from or onto any real property owned, leased or operated at any time by the Borrower or any Subsidiary or any real property owned, leased or operated by any other Person.
     “Hazardous Material” means all explosive or radioactive substances or wastes, all hazardous or toxic substances, pollutants, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other hazardous or toxic substances or wastes (including oil and natural gas exploration, production and development wastes) of any nature, in each case, to the extent regulated pursuant to any Environmental Law, and any petroleum, petroleum products or petroleum distillates.
     “Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Secured Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.
     “Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to Hydrocarbons, oil and gas leases, mineral leases, or other liquid or gaseous Hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.
     “Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.
     “Immaterial Title Deficiencies” means minor defects or deficiencies in title which do not diminish by more than 5% the aggregate value of the Oil and Gas Properties evaluated in the Reserve Report used in the most recent determination of the Borrowing Base.
     “Increasing Lender” has the meaning set forth in Section 2.09.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Initial Reserve Report” means the Reserve Report with respect to the value of certain Oil and Gas Properties of the Borrower and its Restricted Subsidiaries as of July 1, 2011.
     “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.
     “Interest Expense” means, with respect to the Borrower and its Consolidated Restricted Subsidiaries for any period, (determined without duplication) the gross interest expense of the Borrower and its Consolidated Restricted Subsidiaries for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees and deferred gains or losses with respect to Swap Agreements in respect of interest rates) payable in connection with the incurrence of Debt to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Leases allocable to interest expense, (iv) the portion of any payments or accruals with respect to obligations of the type described in clause (e) of the definition of “Debt” in this Agreement allocable to interest expense whether or not the same constitutes interest expense under GAAP, and (v) capitalized interest.  For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and its Consolidated Restricted Subsidiaries with respect to Swap Agreements in respect of interest rates.
     “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.10(b).
     “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or, if available to all Lenders, nine or 12 months or one or two weeks thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Interim Redetermination” has the meaning assigned such term in Section 2.07(b).
     “Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).
     “Investment” means, for any Person any investment including, without limitation: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person; (b) the making of any deposit with, or advance, loan or capital contribution to, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person; (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit or (d) the entering into of any Guarantee of Debt or other liability of any other Person.
     “Issuing Bank” means JPMorgan and each Lender that agrees to act as an issuer of Letters of Credit hereunder at the request of the Borrower, in each case, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i).  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
     “Joinder Agreement” has the meaning set forth in Section 2.09(a).
     “Joint Bookrunners” means J.P.  Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their capacity as the joint bookrunners hereunder.
     “JPMorgan” means JPMorgan Chase Bank, N.A., in its individual capacity.

     “LC Commitment” at any time means $75,000,000.
     “LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.
     “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn and unexpired stated amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
     “Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to Section 2.09 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless context otherwise requires, the term “Lenders” shall include the Swingline Lender.
     “Letter of Credit” means any letter of credit issued pursuant to this Agreement, including any Grandfathered Letters of Credit.
     “Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with any Issuing Bank relating to any Letter of Credit issued by such Issuing Bank.
     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing at Reuters Reference Screen LIBOR01 (or on any successor or substitute screen of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which dollar deposits in the approximate amount of such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties.  The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations.  For the purposes of this Agreement, Borrower and its Restricted Subsidiaries shall be deemed to own subject to a Lien any asset which is acquired or held subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
     “Loan Documents” means this Agreement, the Notes, all Letter of Credit Agreements, the Letters of Credit and the Security Instruments.

     “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
     “Majority Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having more than 50% of the Aggregate Maximum Credit Amounts; and at any time while any Loans or LC Exposure is outstanding, Lenders holding more than 50% of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit and Swingline Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participation interests in Letters of Credit and Swingline Loans of the Defaulting Lenders (if any) shall be excluded from the determination of Majority Lenders.
     “Material Acquisition” means the acquisition of the Equity Interests of a Person or the acquisition of assets from a Person, in each case for consideration of at least $25,000,000.
     “Material Adverse Effect” means a material adverse effect on (a) the business, operations, Property or financial condition of the Borrower and the Restricted Subsidiaries taken as a whole; provided that changes in the prices of Hydrocarbons will not constitute a Material Adverse Effect, (b) the validity or enforceability of any of the Loan Documents or the ability of the Borrower and the Restricted Subsidiaries to perform any of their respective obligations under any Loan Document or (c) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, any Issuing Bank or any Lender under any Loan Document.
     “Material Debt” means Debt (other than the Loans and Letters of Credit) or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $45,000,000.  For purposes of determining Material Debt, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the net amount (after giving effect to any netting agreements on collateral arrangements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
     “Material Disposition” means the sale, lease, assignment, conveyance or transfer of the Equity Interests of a Person or the assets of a Person, in each case for consideration of at least $25,000,000.
     “Material Restricted Subsidiary” means, at any time, each Restricted Subsidiary that is a Domestic Subsidiary and owns assets representing 7.5% or more of the total assets of the Borrower and its Restricted Subsidiaries or whose EBITDAX represents 7.5% or more of the EBITDAX of the Borrower and its Restricted Subsidiaries.  For purposes of this definition, the total EBITDAX of the Borrower and its Restricted Subsidiaries shall be determined as of the end of the Borrower’s most recent fiscal quarter for which financial statements are available.
     “Maturity Date” means the earliest of (i) the fifth anniversary of the Effective Date (the “Scheduled Maturity Date”), (ii) ninety (90) days prior to the maturity of the Existing 2015 Senior Notes to the extent the Existing 2015 Senior Notes are not repurchased, redeemed or refinanced to have a termination date of at least ninety (90) days after the Scheduled Maturity Date, (iii) ninety (90) days prior to the maturity of the Existing Subordinate Notes to the extent the Existing Subordinate Notes are not repurchased, redeemed or refinanced to have a termination date at least ninety (90) days after the Scheduled Maturity Date or (iv) ninety (90) days prior to the maturity of the Existing 2016 Senior Notes to the extent the Existing 2016 Senior Notes are not repurchased, redeemed or refinanced to have a termination date at least ninety (90) days after the Scheduled Maturity Date.

     “Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), (b) increased pursuant to Section 2.09, (c) modified from time to time pursuant to any assignment permitted by Section 12.04(b) or (d) established pursuant to a Joinder Agreement executed by an Increasing Lender pursuant to Section 2.09.
     “Minimum Liquidity” means, as of any date of determination, the sum of (a) the aggregate unused amount of the Commitments under this Agreement as of such date (but only to the extent that the Borrower is permitted to borrow such amounts under the terms of this Agreement including, without limitation, Section 6.02 hereof) plus (b) all unrestricted and unencumbered cash and Investments of the type described in Section 9.06(b), (c), (e), (f), (g), (h), and (i) reflected on the Borrower’s balance sheet as of such date.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
     “Mortgaged Property” means any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Security Instruments.
     “Multiemployer Plan” means a Plan which is a multiemployer plan as defined in section 3(37) or 4001(a)(3) of ERISA.
     “Net Proceeds” means the aggregate cash proceeds received by the Borrower or any Restricted Subsidiary in respect of any sale of BBEP Common Units, net of (a) the costs relating to such sale, (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (c) Debt (other than the Secured Indebtedness) which is secured by a Lien upon any of the BBEP Common Units subject to such sale and which must be repaid as a result of such sale.
     “New Borrowing Base Notice” has the meaning assigned such term in Section 2.07(d).
     “New Parent” means a direct parent of QRCI (other than the Borrower) to which 100% of the Equity Interests in QRCI will be transferred by the Borrower in contemplation of a Qualified IPO.
     “Non-Recourse Debt” means any Debt of any Subsidiary which does not own any Oil and Gas Properties included in Borrowing Base in which the Borrower or a Restricted Subsidiary made an Investment which Debt is (a) secured solely by the assets acquired with the proceeds of such Debt and (b) with respect to which (i) neither the Borrower nor any Restricted Subsidiary shall have any liability to any Person for repayment of all or any portion of such Debt beyond the assets so secured and (ii) the holders thereof (A) shall have recourse only to, and the right to require the obligations of such Subsidiary to be performed, satisfied or paid only out of, the assets so secured and (B) shall have no direct or indirect recourse (including by way of indemnity or guaranty) to the Borrower or any Restricted Subsidiary, whether for principal, interest, fees, expenses or otherwise; provided, however, that any such Debt shall not cease to be “Non-Recourse Debt” solely as a result of the instrument governing such Debt containing terms pursuant to which such Debt becomes recourse upon (i) fraud or misrepresentation by the Subsidiary in connection with such Debt, (ii) such Subsidiary failing to pay taxes or other charges that result in the creation of Liens on any portion of the specific property securing such Debt or failing to maintain any insurance on such property required under the instruments securing such Debt, (iii) the conversion of any of the collateral for such Debt, (iv) such Subsidiary failing to maintain any of the collateral for such Debt in the condition required under the instruments securing the Debt, (v) any income generated by the specific property securing such Debt being applied in a manner not otherwise allowed in the instruments securing such Debt, (vi) the violation of any Environmental Law or otherwise affecting the environmental condition of the specific property securing the Debt or (vii) the rights of the holder of such Debt to the specific property becoming impaired, suspended or reduced by any act, omission or misrepresentation of such Person; provided further, however, that, upon the occurrence of any of the foregoing clauses (i) through (vii) above, any such Debt shall cease to be “Non-Recourse Debt”.
     “Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.
     “OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.
     “Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, transportation, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses and surface buildings, structures and the contents thereof which contents are not otherwise Oil and Gas Properties situated on such Hydrocarbon Interests or Property) and (x) including any and all oil wells, gas wells, injection wells or other wells, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing and (y) excluding any of the foregoing assets described in clause (x) manufactured for sale to third parties to the extent not used by the manufacturing Person in connection with the operating, working or development of any of such Hydrocarbon Interests or Property; provided that notwithstanding anything to the contrary contained herein, “Oil and Gas Properties” shall not include cash, Deposit Accounts (as defined in the New York Uniform Commercial Code) or Securities Accounts (as defined in the New York Uniform Commercial Code).
     “Oil and Gas Swap Agreement” means a Swap Agreement pursuant to which any Person hedges the price to be received by it for future production of Hydrocarbons.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration or, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and any other Loan Document.
     “Participant” has the meaning set forth in Section 12.04(c)(i).
     “Participant Register” has the meaning set forth in Section 12.04(c)(iii).
     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
     “Pension Plan” means any employee pension benefit plan as defined in section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code and in respect of which the Borrower, a Restricted Subsidiary or any ERISA Affiliate of the foregoing may have liability, including any liability by reason of having been a substantial employer pursuant to section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.
     “Permitted Additional Debt” means Debt permitted to be incurred pursuant to Section 9.02(n).
     “Permitted Holders” means (a) the Borrower or any Restricted Subsidiary of the Borrower, (b) a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Borrower or any Restricted Subsidiary of the Borrower, (c) Mercury Exploration Company, Mercury Production Company, Quicksilver Energy, L.P., The Discovery Fund, Pennsylvania Avenue Limited Partnership, Pennsylvania Management Company, the estate of Frank Darden, Lucy Darden, Ann Darden Self, Glenn Darden or Thomas Darden, (d) with respect to the natural persons listed in the foregoing clause (c), their respective successors, assigns or designees which, in each case, are Controlled Affiliates of any Person referred to in the foregoing clause (c), and their respective heirs, beneficiaries, trust, estates, and (e) with respect to the Persons listed in the foregoing clause (c) that are not natural persons, their respective successors, assigns or designees which, in each case, are Controlled Affiliates of any Person referred to in the foregoing clause (c).
     “Permitted Investments” means the Investments permitted by Section 9.06.
     “Permitted Liens” means with respect to (a) any Oil and Gas Property of the Borrower or its Restricted Subsidiaries of the types described in clauses (a), (b), (c), (e) and (f) of the definition of “Oil and Gas Properties” evaluated in the Reserve Report used in the most recent determination of the Borrowing Base, the Liens permitted under clauses (a), (b), (c), (g), (h), and (j) of Section 9.03,(b) any Equity Interests issued by any Restricted Subsidiary, Liens of the type described in clause (a) of the definition of “Excepted Liens” and (c) all property and assets (other than those referred to in the foregoing clauses (a) and (b)), Liens of the type listed under Section 9.03.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     “Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Restricted Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Restricted Subsidiary or an ERISA Affiliate.
     “Pledge Agreement” means a Pledge Agreement among the Borrower, the Restricted Subsidiaries and the Administrative Agent in substantially the form of Exhibit G (or otherwise in form and substance acceptable to the Administrative Agent) granting Liens and a security interest on the Equity Interests issued by Restricted Subsidiaries in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Indebtedness, as the same may be amended, modified or supplemented from time to time.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by the bank then serving as Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  Such rate is set by the bank then serving as Administrative Agent as a general reference rate of interest, taking into account such factors as the bank then serving as Administrative Agent may deem appropriate; it being understood that (x) many of the bank then serving as Administrative Agent’s commercial or other loans are priced in relation to such rate, (y) it is not necessarily the lowest or best rate actually charged to any customer and (z) the bank then serving as Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.
     “Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).
     “Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).
     “Proved Hydrocarbon Interests” means, collectively, all Hydrocarbon Interests which constitute “proved reserves,” “proved developed producing reserves,” “proved developed nonproducing reserves,” and “proved undeveloped reserves,” as such terms are defined from time to time by the Society of Petroleum Engineers of the American Institute of Mining Engineers.
     “Proved Producing Hydrocarbon Interests” means all Hydrocarbon Interests which constitute “proved developed producing reserves” as such term is defined from time to time by the Society of Petroleum Engineers of the American Institute of Mining Engineers.
     “QRCI” means Quicksilver Resources Canada Inc., an Alberta, Canada corporation.
     “Qualified IPO” means the first underwritten sale to the public of Equity Interests in New Parent which results in net cash proceeds to New Parent of not less than C$200,000,000, and after which the Equity Interests in New Parent are listed on a recognized U.S.  or Canadian national securities exchange or the NASDAQ Stock Market.
     “Reclassification” means the owner of an Oil and Gas Property evaluated in the Reserve Report used in the most recent determination of the Borrowing Base changing from a Restricted Subsidiary to an Unrestricted Subsidiary as a result of either (a) the Borrower designating such previously Restricted Subsidiary as an Unrestricted Subsidiary in accordance with Section 9.07(b), or (b) such previously

Restricted Subsidiary merging with an Unrestricted Subsidiary, with the Unrestricted Subsidiary being the continuing or surviving Person in accordance with Section 9.09(a).  “Reclassified” shall have the correlative meaning thereto, and an Oil and Gas Property is “Reclassified” if a Reclassification occurs with respect to its owner.
     “Recognized Value” means, (a) with respect to Oil and Gas Properties evaluated in the most recently delivered Reserve Report, the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from such Oil and Gas Properties as determined by the Administrative Agent for purposes of determining the portion of the then effective Borrowing Base which it attributes to such Oil and Gas Properties in accordance with Section 2.07, and (b) with respect to any other Oil and Gas Properties, the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from such Oil and Gas Properties as determined by the Administrative Agent in the same manner as if it were evaluating such Oil and Gas Properties for purposes of determining the Borrowing Base.
     “Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt.  “Redeem” has the correlative meaning thereto.
     “Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).
     “Refunded Swingline Loans” has the meaning specified in Section 2.10(d).
     “Register” has the meaning assigned such term in Section 12.04(b)(iv).
     “Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, partners, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.
     “Required Lenders” means, at any time while no Loans or LC Exposure is outstanding, Lenders having at least 66 2/3% of the Aggregate Maximum Credit Amounts; and at any time while any Loans or LC Exposure is outstanding, Lenders holding at least 66 2/3% of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit and Swingline Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Required Lenders.
     “Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of the dates set forth in Section 8.11(a) (or such other date in the event of an Interim Redetermination), the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Restricted Subsidiaries, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting requirements at the time.  For the avoidance of doubt, any reference in this Agreement (including Section 8.13 and Section 9.10) to Oil and Gas Properties described, included or evaluated in a Reserve Report shall be deemed to refer solely to

Proved Hydrocarbon Interests and to exclude possible or probable oil and gas reserves attributable to such Oil and Gas Properties.
     “Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person (a “Specified Responsible Officer”) or any (a) other officer specified as such to the Administrative Agent in writing by a Specified Responsible Officer, or (b) other employee specified as such to the Administrative Agent in writing by the chief financial officer and by one other Financial Officer; provided that any written designation of any officer or employee other than a Specified Responsible Officer as a “Responsible Officer” shall include a specimen signature of such other officer or employee which is certified by a Specified Responsible Officer.  Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of its Restricted Subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of its Restricted Subsidiaries; provided that cash payments in connection with restricted stock units, phantom stock plans or similar compensation arrangements shall not constitute Restricted Payments.
     “Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.
     “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (i) the outstanding principal amount of such Lender’s Loans, (ii) its LC Exposure and (iii) its Applicable Percentage of outstanding Swingline Loans, in each case at such time.
     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.
     “Scheduled Redetermination” has the meaning assigned such term in Section 2.07(b).
     “Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).
     “SEC” means the Securities and Exchange Commission or any successor Governmental Authority.
     “Section 1031 Counterparty” means an entity that is not an Affiliate of the Borrower and that will serve as an exchange accommodation titleholder in connection with the Section 1031 Exchange.
     “Section 1031 Exchange” means a transaction intended to qualify for nonrecognition of gain or loss under Section 1031 of the Code pursuant to which the Borrower or a Restricted Subsidiary of the Borrower would exchange Oil and Gas Properties owned by it for Oil and Gas Properties owned by a third party.
     “Secured Indebtedness” means any and all amounts owing or to be owing by the Borrower, any Restricted Subsidiary or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to any

Agent, any Issuing Bank or any Lender under any Loan Document, including, without limitation, all interest on any of the Loans (including any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower or any Restricted Subsidiary (or could accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action); (b) to any Secured Swap Provider under any Swap Agreement, but excluding any additional transactions or confirmations entered into (i) after such Secured Swap Provider ceases to be a Lender or an Affiliate of a Lender or (ii) after assignment by a Secured Swap Provider to a Person that is not a Lender or an Affiliate of a Lender at the time of such assignment; (c) to any Bank Products Provider in respect of Bank Products; and (d) all renewals, extensions and/or rearrangements of any of the above.
     “Secured Parties” means the Lenders, Bank Product Providers and the Secured Swap Providers.
     “Secured Swap Provider” means any (a) Person that is a party to a Swap Agreement with the Borrower or any of its Restricted Subsidiaries that entered into such Swap Agreement while such Person was a Lender or an Affiliate of a Lender (or a lender or an Affiliate of a lender under the Existing Credit Agreement), whether or not such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be or (b) assignee of any Person described in clause (a) above so long as such assignee is a Lender or an Affiliate of a Lender at the time of such assignment.
     “Security Instruments” means the Guaranty Agreement, the Pledge Agreement, mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit E-1, and any and all other agreements, instruments or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Swap Agreements with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any Secured Indebtedness pursuant to this Agreement and other than agreements in respect of Bank Products Obligations) in connection with, or as security for the payment or performance of the Secured Indebtedness, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, managers or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries and (b) any partnership of which the Borrower or any of its Subsidiaries is a general partner.  Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

     “Super-majority Lenders” means, at any time while no Loans or LC Exposure are outstanding, Lenders having at least 95% of the Aggregate Maximum Credit Amounts; and at any time while any Loans or LC Exposure is outstanding, Lenders holding at least 95% of the outstanding aggregate principal amount of the Loans and participation interests in such Letters of Credit and Swingline Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts and the principal amount of the Loans and participation interests in Letters of Credit and Swingline Loans of the Defaulting Lenders (if any) shall be excluded from the determination of Super-majority Lenders.
     “Swap Agreement” means any agreement with respect to any financial derivative transaction, including any swap, forward, future or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that stock option or other benefit or compensation plans providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall not constitute a Swap Agreement.
     “Sweep Accounts” means deposit accounts, the proceeds of which are transferred nightly to an interest-bearing concentration account maintained by the Administrative Agent or another Lender (provided that upon an Event of Default such Lender shall, at the request of the Administrative Agent, enter into a control agreement with the Administrative Agent and the Borrower or Restricted Subsidiary, as appropriate, in form and substance reasonably satisfactory to the Administrative Agent), and re-transferred each morning to the Borrower’s or Restricted Subsidiary’s, as applicable, deposit accounts, all on terms and conditions reasonably satisfactory to the Administrative Agent.
     “Swingline Commitment” means the obligation of the Swingline Lender to make its Swingline Loans pursuant to Section 2.10 in an aggregate principal amount at any one time outstanding not to exceed $50,000,000.
     “Swingline Lender” means JPMorgan, in its capacity as a lender of Swingline Loans.
     “Swingline Loans” has the meaning specified in Section 2.10.
     “Swingline Participation Amount” has the meaning specified in Section 2.10(f).
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.
     “Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments, and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Secured Indebtedness and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral pursuant to the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.
     “U.S.  Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
     “Unrestricted Subsidiary” means any Subsidiary of the Borrower designated as such on Schedule 7.11 or which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 9.07 including, without limitation, the Canadian Subsidiaries.
     Section 1.03    Types of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).
     Section 1.04    Terms Generally; Rules of Construction.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” as used in this Agreement shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.  No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.
     Section 1.05    Accounting Terms and Determinations; GAAP.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which Borrower’s independent certified public accountants concur and which are disclosed in such Financial Statements or to the Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, if (i) the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of or calculation of compliance with such provision or (ii) the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding anything herein to the contrary, for the purposes of calculating any of the ratios tested under Section 9.01, and the components of each of such ratios, the following shall be excluded: all Unrestricted Subsidiaries, and their Subsidiaries (including their assets, liabilities, income, expenses, losses, cash flows, and the elements thereof), except as set forth in clause (a) of the definition of Consolidated Net Income.
ARTICLE 2
The Credits
     Section 2.01    Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.
     Section 2.02    Loans and Borrowings.  (a) Borrowings; Several Obligations.  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.  Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.10.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
     (b)     Types of Loans.  Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Swingline Borrowing shall be comprised entirely of ABR Loans as the Borrower may request in accordance with Section 2.10.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.  No such designation or transfer shall result in any liability on the part of the Borrower for increased costs or expenses resulting solely from such designation or transfer (except any such transfer which is made by a Lender pursuant to Section 5.04 or Section 5.05, or otherwise for the purpose of complying with any Governmental Requirement).  Increased costs for expenses resulting from a Change in Law occurring subsequent to any such designation or transfer shall be deemed not to result solely from such designation or transfer.
     (c)     Minimum Amounts; Limitation on Number of Borrowings.  Each Eurodollar Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000.  Each ABR Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e).  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
     (d)     Notes.  If requested by a Lender, the Loans made by such Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the Effective Date, and (ii) any other Lender, as of the date such Lender becomes a party hereto, payable to such Lender in a principal amount equal to its

Maximum Credit Amount as in effect on such date, and otherwise duly completed.  In the event that any Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 2.09, Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered, to the extent such Lender is then holding a Note and upon the written request of such Lender, on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed.  Upon receipt of such replacement Note, such Lender shall return the replaced Note to the Borrower.  The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender.  Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.
     Section 2.03    Requests for Borrowings.  To request a Borrowing other than a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Chicago time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e).  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, electronic mail or telecopy to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit B and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (i)      the aggregate amount of the requested Borrowing;
     (ii)      the date of such Borrowing, which shall be a Business Day;
     (iii)      whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
     (iv)      in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (v)      the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
     If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Each Borrowing Request shall be deemed to constitute a representation and warranty by the Borrower that the matters specified in Section 6.02(a) through (d) will be satisfied on the date of Borrowing specified in such Borrowing Request.
     Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     Section 2.04    Interest Elections.  (a) Conversion and Continuance.  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar

Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  No such conversion or continuation shall be deemed the making of a new Borrowing for purposes of this Agreement, including without limitation ARTICLE 6.
     (b)     Interest Election Requests.  To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, electronic mail or telecopy to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.
     (c)     Information in Interest Election Requests.  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i)       the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);
     (ii)      the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii)      whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv)      if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which, subject to Section 2.04(e)(ii), shall be a period contemplated by the definition of the term “Interest Period”.
     If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period or the Interest Period specified in such Interest Election Request is not available to all Lenders, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
     (d)     Notice to Lenders by the Administrative Agent.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (e)     Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election.  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if (i) an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies the Borrower: (A) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (B) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (ii) a Borrowing Base Deficiency exists and the Administrative Agent, at the request of the Majority Lenders, so notifies the Borrower, no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing with an Interest Period longer than one month.
     Section 2.05    Funding of Borrowings.
     (a)     Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.10.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank that made such LC Disbursement.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.
     (b)     Presumption of Funding by the Lenders.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date (or, with respect to an ABR Borrowing, 1:00 p.m.  Chicago time on the date) of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     Section 2.06    Termination and Reduction of Aggregate Maximum Credit Amounts.  (a)    Scheduled Termination of Commitments.  Unless previously terminated, the Commitments shall terminate on the Maturity Date.  If at any time the Aggregate Maximum Credit Amounts are terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.
     (b)     Optional Termination and Reduction of Aggregate Credit Amounts.  (i) The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $3,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the total Commitments.

     (ii)      The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that a notice of termination of the Aggregate Maximum Credit Amounts delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated.  Each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.
     Section 2.07    Borrowing Base.  (a) Initial Borrowing Base.  For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $850,000,000.  Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time, whether before or after such Redetermination Date, pursuant to Section 8.12(c), Section 9.02(n) or Section 9.10.
     (b)     Scheduled and Interim Redeterminations.  Subject to Section 2.07(d), the Borrowing Base shall be redetermined semi-annually (a “Scheduled Redetermination”) on or about the date that is 45 days following the Borrower’s delivery of a Reserve Report in accordance with Section 8.11(a).  In addition, (i) the Borrower may, by notifying the Administrative Agent thereof, and (ii) the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, each elect to cause the Borrowing Base to be redetermined one time between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.07.
     (c)     Scheduled and Interim Redetermination Procedure.  (i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.11(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.11(b) and (c), and (B) such other reports, data and supplemental information including, without limitation, the information provided pursuant to Section 8.11(c) as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information that is deemed appropriate by the Administrative Agent in its sole discretion in good faith and consistent with its normal oil and gas lending criteria as it exists at the particular time (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt, the Borrower’s other assets, liabilities, fixed charges, cash flow, business, properties, prospects, management and ownership, hedged and unhedged exposure to price, price and production scenarios, interest rate and operating cost changes).  In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts.
     (ii)      The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

     (A)      in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) in a timely and complete manner, then on or before 30 days after the receipt of such Engineering Reports (or as promptly thereafter as may be reasonably practicable) or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and
     (B)      in the case of an Interim Redetermination, promptly, and in any event, within 30 days after the Administrative Agent has received the required Engineering Reports (or as promptly thereafter as may be reasonably practicable).
     (iii)      Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by the Super-majority Lenders as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders as provided in this Section 2.07(c)(iii).  Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have 15 days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base.  If, at the end of such 15 days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base.  If, at the end of such 15-day period, the Super-majority Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base effective on the date specified in Section 2.07(d).  If, however, at the end of such 15-day period, the Required Lenders, in the case of a decrease or reaffirmation of the Borrowing Base, or the Super-majority Lenders, in the case of an increase to the Borrowing Base, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to a number of Lenders sufficient to constitute the Required Lenders or the Super-majority Lenders, as applicable, and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).  The consent of the Borrower, in its sole discretion, shall be required for any increase in the Borrowing Base.
     (d)     Effectiveness of a Redetermined Borrowing Base.  After a redetermined Borrowing Base is approved or is deemed to have been approved by the Required Lenders or the Super-majority Lenders, as applicable, pursuant to Section 2.07(c)(iii) (and, in the case of an increase, the Borrower), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amounts shall become the new Borrowing Base, effective and applicable to the Borrower, the Agents, each Issuing Bank and the Lenders:
     (i)      in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and (c) in a timely and complete manner, then on the date of such New Borrowing Base Notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and (c)

in a timely and complete manner, then on the Business Day next succeeding the date of such New Borrowing Base Notice; and
     (ii)      in the case of an Interim Redetermination, on the Business Day next succeeding the date of such New Borrowing Base Notice.
     Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 8.12(c), Section 9.02(n) or Section 9.10, whichever occurs first.  Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.
     Section 2.08    Letters of Credit.
     (a)     General.  Subject to the terms and conditions set forth herein, the Borrower may request any Issuing Bank to issue dollar denominated Letters of Credit for its own account or for the account of any of its Restricted Subsidiaries, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time during the Availability Period; provided, however, that no Letter of Credit shall be issued if, after such issuance, the LC Exposure would exceed the lesser of (A) the LC Commitment and (B) an amount equal to the aggregate Commitments minus the outstanding Loans, including Swingline Loans.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
     (b)     Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to any Issuing Bank and the Administrative Agent (not less than three Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:
     (i)     requesting the issuance of a Letter of Credit or identifying the Letter of Credit issued by such Issuing Bank to be amended, renewed or extended;
     (ii)     specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);
     (iii)     specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));
     (iv)     specifying the amount of such Letter of Credit; and
     (v)     specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.
Each such notice shall be deemed to constitute a representation and warranty by the Borrower that the matters specified in Section 6.02(a) through (d) will be satisfied on the date specified in clause (ii) of the immediately preceding sentence and that the LC Exposure will not exceed the LC Commitment on such date.  No letter of credit issued by an Issuing Bank (if the Issuing Bank is not the Administrative Agent) shall be deemed to be a “Letter of Credit” issued under this Agreement unless such Issuing Bank has confirmed with the Administrative Agent that the condition set forth in Section 6.02(d) hereof is satisfied and that the LC Exposure does not exceed the LC Commitment (after giving effect to the issuance of such letter of credit).  If requested by any Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.
     (c)     Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided, however, that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).
     (d)     Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issues such Letter of Credit or the Lenders, each Issuing Bank that issues a Letter of Credit hereunder hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of any Issuing Bank that issues a Letter of Credit hereunder, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e)     Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by such Issuing Bank, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., Chicago time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Chicago time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m., Chicago time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may request that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing.  For purposes of the first sentence of Section 2.01, the amount of such ABR Borrowing shall be considered, but the amount of the LC Disbursement to be concurrently reimbursed shall not be considered.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank that issued such Letter of Credit the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank that issued such Letter of Credit or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
     (f)     Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit issued by such Issuing Bank against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised all requisite care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (g)     Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank.  Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by electronic mail or telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
     (h)     Interim Interest.  If any Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed such Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans.  Interest accrued pursuant to this Section 2.08(h) shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
     (i)     Replacement of an Issuing Bank.  Any Issuing Bank may be replaced or resign at any time by written agreement among the Borrower, the Administrative Agent, such retiring or replaced Issuing Bank and, in the case of a replacement, the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such resignation or replacement of an Issuing Bank.  At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the retiring or replaced Issuing Bank pursuant to Section 3.05(b).  In the case of the replacement of an Issuing Bank, from and after the effective date of such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the resignation or replacement of an Issuing Bank hereunder, the retiring or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.
     (j)     Cash Collateralization.  If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Guarantor described in Section 10.01(h) or Section 10.01(i).  The Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor.  The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, any Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever.  Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantor’s obligations under this Agreement and the other Loan Documents.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse, on a pro rata basis, each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents.  In the event of any such payment by the Borrower of amounts contingently owing under outstanding Letters of Credit and in the event that thereafter drafts or other demands for payment complying with the terms of such Letters of Credit are not made on or prior to the respective expiration dates thereof, the Administrative Agent agrees, if no Default is then continuing and the Borrower does not have any obligation at such time to provide cash collateral under Section 2.11 hereof, or if no other amounts are then outstanding under this Agreement, the Notes or the Loan Documents, to remit to the Borrower amounts for which the contingent obligations evidenced by the Letters of Credit have ceased (but only to the extent of the amount of cash collateral then on deposit with the Administrative Agent in respect of such Letters of Credit).  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
     Section 2.09    Increase in the Maximum Credit Amounts.  (a) The Borrower may, with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), on no more than five occasions during the period beginning on the Effective Date to and including the date that is six months prior to the Maturity Date, by written notice to the Administrative Agent executed by the Borrower and one or more financial institutions (any such financial institution executing such notice being called an “Increasing Lender”), which may include any Lender, cause the Maximum Credit Amounts to be extended by the Increasing Lenders if such Increasing Lender is not already a Lender (or cause the Maximum Credit Amounts of the Increasing Lenders that are already Lenders to be increased, as the case may be) in an amount for each Increasing Lender set forth in such notice; provided, that (i) each extension of new Maximum Credit Amounts or increase in existing Maximum Credit Amounts pursuant to this paragraph shall result in the aggregate Maximum Credit Amounts being increased by no less than $17,500,000, (ii) the sum of all new Maximum Credit Amounts and increases in existing Maximum Credit Amounts pursuant to this paragraph shall not exceed $250,000,000 without the approval of all Lenders, (iii) each Increasing Lender, if not already a Lender, shall be subject to the approval of the Administrative Agent, each Issuing Bank and the Swingline Lender (which approval shall not be unreasonably withheld, conditioned or delayed), (iv) each Increasing Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed joinder agreement in a form reasonably satisfactory to the Administrative Agent and the Borrower (a “Joinder Agreement”), (v) any Lender requested by the Borrower to become an Increasing Lender may elect, or decline, such request in its sole discretion and (vi) no Default has occurred and is continuing.
     (b)     Upon the effectiveness of any Joinder Agreement to which any Increasing Lender is a party, (i) such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder and (ii) Annex I shall be deemed to have been amended to reflect the Maximum Credit Amount of such Increasing Lender as provided in such Joinder Agreement.  Upon the effectiveness of any increase pursuant to this Section 2.09 in the Maximum Credit Amount of a Lender already a party hereto, Annex I shall be deemed to have been amended to reflect the increased Maximum Credit Amount of such

Lender.  Notwithstanding the foregoing, no increase in the Aggregate Maximum Credit Amounts (or in the Maximum Credit Amount of any Lender) shall become effective under this Section unless, on the date of such increase, the Administrative Agent shall have received (i) a certificate, dated as of the effective date of such increase and executed by a Financial Officer of the Borrower, to the effect that the conditions set forth in paragraphs (a) and (c) of Section 6.02 shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such increase and attaching resolutions of the Borrower approving such increase) and (ii) if requested by the Administrative Agent, a legal opinion in form and substance reasonably satisfactory to the Administrative Agent.  The Administrative Agent shall provide notice to the Borrower and the Lenders of the effectiveness of any such Joinder Agreement and/or any increase in the Aggregate Maximum Credit Amounts (or in the Maximum Credit Amount of any Lender) and the foregoing shall be effective as of the date of such notice.
     (c)     The Borrower shall prepay any Loans outstanding prior to the effectiveness of such increase or extension, together with any amounts due pursuant to Section 5.02, with new Loans made pursuant to Section 2.01 ratably in accordance with the Maximum Credit Amounts in effect following such extension or increase.
     Section 2.10    Swingline Loans.  (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Commitments from time to time until the Termination Date by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate outstanding principal amount of Swingline Loans owed to the Swingline Lender at any time shall not exceed its Swingline Commitment then in effect (notwithstanding that the outstanding Swingline Loans owed to the Swingline Lender at any time, when aggregated with the Swingline Lender’s other outstanding Loans, may exceed its Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount (without duplication) of the Loans, the Swingline Loans and the LC Exposure would exceed the aggregate Commitments; provided that the Swingline Lender may not make a Swingline Loan to refinance an outstanding Swingline Loan.  Prior to the Termination Date, the Borrower may use the Swingline Commitment by borrowing, repaying (in whole or part) and reborrowing, all in accordance with the terms and conditions hereof.
     (b)     The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan made by the Swingline Lender on or before the earlier of (i) the Termination Date and (ii) the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five (5) Business Days after such Swingline Loan is made.  The unpaid principal amount of each Swingline Loan shall bear interest at the per annum rate equal to Alternate Base Rate in effect from time to time plus the Applicable Margin for ABR Loans.
     (c)     The obligation of the Swingline Lender to make Swingline Loans to the Borrower is subject to the same conditions precedent for the making of Loans under Section 6.02.
     (d)     Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give irrevocable telephonic notice to JPMorgan, as Administrative Agent and the Swingline Lender, confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:30 p.m., Chicago time, on the proposed date Swingline Loans are requested to be made), specifying (i) the amount to be borrowed and (ii) the requested date such Swingline Loans are to be advanced (which shall be a Business Day).  Each borrowing under the Swingline Commitment shall be in an amount not less than $500,000 and a whole multiple of $100,000 in excess thereof.  As soon as such funds are available, but in any event not later than 3:00 p.m., Chicago time, on the date such Swingline Loans are requested to be advanced pursuant to the Borrower’s corresponding written request referenced above, the Swingline Lender shall make available to the Administrative Agent at the office designated by the Administrative Agent for such purpose an amount in immediately available funds equal to the amount of the Swingline Loans to be made by the Swingline Lender.  The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower at such office in immediately available funds as soon as such funds are available, but in any event not later than 3:00 p.m., Chicago time, on the date such Swingline Loans are requested to be advanced pursuant to the Borrower’s corresponding written request.
     (e)     The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so act on its behalf), by written notice to the Administrative Agent and each Lender, with copy to the Borrower, given by the Swingline Lender no later than 11:00 a.m., Chicago time, require each Lender to make, and each Lender hereby agrees to make, a Loan, in an amount equal to such Lender’s Applicable Percentage of the aggregate amount of the Swingline Lender’s Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender.  Each Lender shall make the amount of such Loan available to the Administrative Agent at such office in immediately available funds, not later than 10:00 a.m., Chicago time, one Business Day after the date of such notice.  The proceeds of such Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by it to the repayment of the Refunded Swingline Loans.
     (f)     If prior to the time a Refunded Swingline Loan would have otherwise been made pursuant to Section 2.10(e), one of the events described in Section 10.01(h) or Section 10.01(i) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Loans may not be made as contemplated by Section 2.10(e), each Lender shall, on the date such Loan was to have been made pursuant to the notice referred to in Section 2.10(e), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Applicable Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding to the Swingline Lender that were to have been repaid with such Loans.
     (g)     Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of outstanding Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
     (h)     Each Lender’s obligation to make the Loans referred to in Section 2.10(e) and to purchase participating interests pursuant to Section 2.10(f) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of an Event of Default or the failure to satisfy any of the other conditions specified in Section 6.02, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any Guarantor or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

     Section 2.11    Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
     (a)     Commitment fees will cease to accrue on the unfunded portion of the Commitment of the Defaulting Lender pursuant to Section 3.05(a) and such Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 3.05(a);
     (b)     If any Swingline Loans are outstanding or any LC Exposure exists at the time a Lender is a Defaulting Lender then solely for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swingline Loans and Letters of Credit pursuant to Section 2.08 and Section 2.10:
     (i)      all or any part of the Swingline Participation Amount and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures does not exceed the total of all non-Defaulting Lenders’ Commitments, (y) each non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (z) the conditions set forth in Section 6.02 are satisfied at such time;
     (ii)      if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three Business Days following notice by the Administrative Agent given no later than 12:00 noon, Chicago time (x) first, prepay the Swingline Participation Amount of the Defaulting Lender to the Swingline Lender and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.08(j) for so long as such LC Exposure is outstanding;
     (iii)      if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.11(b), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized; if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.11, then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages with the balance of such fee, if any, being retained by the Borrower for its own account or, to the extent any LC Exposure shall then be outstanding, being payable to each applicable Issuing Bank for its own account to the extent such fee relates to the amount of such LC Exposure; or
     (iv)      if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.11, then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and Letter of Credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to each applicable Issuing Bank until such LC Exposure is cash collateralized and/or reallocated.
     (c)     Notwithstanding any provision of this Agreement to the contrary, so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.08(j), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.11(b)(i) (and Defaulting Lenders shall not participate therein).
     (d)     Any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 4.01(c) or Section 10.02(c), but excluding Section 5.04(b)) will, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to each Issuing Bank and the Swingline Lender hereunder, (iii) third, to cash collateralize such Defaulting Lender’s LC Exposure in accordance with Section 2.08(j), (iv) fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan or Swingline Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrower, held in an interest bearing account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) cash collateralize such Defaulting Lender’s future LC Exposure in accordance with Section 2.08(j), (vi) sixth, to the payment of any amounts then owing to the Lenders, any Issuing Bank or the Swingline Lender as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts then owing to the Borrower as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursement or Swingline Participation Amount that a Defaulting Lender has not fully funded its participation obligations and (y) in the case of such Loans which were made at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment will be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by such Defaulting Lender or to post cash collateral pursuant to Section 2.11 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents to the foregoing.
     (e)     If any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to be replaced in accordance with Section 5.04(b).
     (f)     In the event that the Administrative Agent, the Borrower, the Issuing Banks and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Participation Amounts and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Defaulting Lender’s Commitment and on such date such Defaulting Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim that the Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lender, or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a non-Defaulting Lender except as expressly set forth above.
ARTICLE 3
Payments of Principal and Interest; Prepayments; Fees
     Section 3.01    Repayment of Loans.  The Borrower hereby unconditionally promises to pay (a) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date and (b) the Swingline Lender the unpaid principal amount of each Swingline Loan in accordance with Section 2.10(b).
     Section 3.02    Interest.
     (a)     ABR Loans.  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin for ABR Loans, but in no event to exceed the Highest Lawful Rate.
     (b)     Eurodollar Loans.  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin for Eurodollar Loans, but in no event to exceed the Highest Lawful Rate.
     (c)     Default Rate.  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, the lesser of (A) the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section plus 2% or (B) the Highest Lawful Rate or (ii) in the case of any other amount, the lesser of (A) the Default Rate or (B) the Highest Lawful Rate.
     (d)     Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion (but only to the extent so converted).
     (e)     Interest Rate Computations.  All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

     Section 3.03    Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (a)     the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
     (b)     the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, electronic mail or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
     Section 3.04    Prepayments.
     (a)     Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).
     (b)     Notice and Terms of Optional Prepayment.  The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by electronic mail or telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, Chicago time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing or Swingline Loan, not later than 12:00 noon, Chicago time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the Borrowing to be prepaid, the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b).  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  The Administrative Agent shall apply each prepayment of a Borrowing ratably to the Loans included in the Borrowing specified in the Borrower’s notice of prepayment.  Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.
     (c)     Mandatory Prepayments.
     (i)      If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), the total Revolving Credit Exposures exceeds the total Commitments, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).

     (ii)      Upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.07, Section 8.12(c) or Section 9.10 (solely as a result of a Casualty Event), if the total Revolving Credit Exposures exceeds the redetermined or adjusted Borrowing Base, then the Borrower shall, at its option, either (A) make (or cause to be made) a single payment of principal in an amount equal to such Borrowing Base Deficiency and, if any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such remaining excess to be held as cash collateral as provided in Section 2.08(j), in each case, within thirty (30) days following its receipt of the New Borrowing Base Notice in accordance with Section 2.07(d) or the date the adjustment occurs (the “Deficiency Notification Date”), (B) make (or cause to be made) six payments of principal each of which shall be in an amount equal to one-sixth (1/6th) of such Borrowing Base Deficiency commencing on the 15th day of a calendar month that is at least thirty (30) days following the Deficiency Notification Date and on the 15th day of each of the five calendar months thereafter, (C) within forty-five (45) days following the Deficiency Notification Date, submit (and pledge as Collateral) additional Oil and Gas Properties owned by the Borrower or any of its Domestic Subsidiaries which are or shall become a Guarantor contemporaneously with such submission pursuant to Section 8.13 for consideration in connection with the determination of the Borrowing Base which the Administrative Agent and the Required Lenders deem satisfactory, in their sole discretion, to eliminate such Borrowing Base Deficiency or (D) within thirty (30) or forty-five (45) days following the Deficiency Notification Date, as applicable, eliminate such Borrowing Base Deficiency through a combination of a payment and submission of additional Oil and Gas Properties as set forth in clauses (A) and (C) above; provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date.  Not later than 15 days following the Deficiency Notification Date, the Borrower shall provide written notice to the Administrative Agent setting forth its election pursuant to the immediately preceding sentence.
     (iii)      Upon any adjustments to the Borrowing Base pursuant to Section 9.02(n) or Section 9.10 (other than adjustments resulting directly from Casualty Events), if the total Revolving Credit Exposures exceeds the Borrowing Base as adjusted, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such Borrowing Base Deficiency, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).  The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral (x) within thirty (30) days following the effective date of any such adjustment to the Borrowing Base under Section 9.02(n) or (y) prior to or contemporaneously with such adjustment to the Borrowing Base under Section 9.10 (other than adjustments resulting directly from Casualty Events); provided that all payments required to be made pursuant to this Section 3.04(c)(iii) must be made on or prior to the Termination Date.
     (iv)      Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the highest interest rate applicable thereto and ending with the Eurodollar Borrowing with the lowest interest rate applicable thereto.
     (v)      Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings.  Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

     (d)     No Premium or Penalty.  Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.
     Section 3.05   Fees.
     (a)     Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender to the extent set forth in Section 2.11) a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused Commitment of such Lender during the period from and including the Effective Date to but excluding the Termination Date.  Accrued commitment fees shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the Effective Date.  All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (b)     Letter of Credit Fees.  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender (other than a Defaulting Lender to the extent set forth in Section 2.11) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements which has been funded by such Lender) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate per annum agreed to with such Issuing Bank on the average daily amount of that portion of the LC Exposure attributable to such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure attributable to such Issuing Bank, provided that (x) if the expiration date of the Letter of Credit is less than one year after its date of issuance and the aggregate fronting fee otherwise payable through its expiration would be less than $500, then the Borrower shall pay to such Issuing Bank $500 upon the issuance of such Letter of Credit in lieu of the fronting fee otherwise payable and (y) no fronting fee shall be payable with respect to any Grandfathered Letters of Credit on the Effective Date or thereafter, until and unless such Grandfathered Letter of Credit is extended, renewed or reissued hereunder, and (iii) to each Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (c)     Administrative Agent Fees.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

ARTICLE 4
Payments; Pro Rata Treatment; Sharing of Set-Offs
     Section 4.01    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
     (a)     Payments by the Borrower.  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 2:00 p.m., Chicago time, on the date when due (for purposes of computing interest and fees, each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day), in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim.  Fees, once paid, shall be fully earned and shall not be refundable under any circumstances, absent manifest error.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.
     (b)     Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
     (c)     Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans, participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans, participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, participations in LC Disbursements or Swingline Loans to any assignee or Participant, other than to the Borrower or any Restricted Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
     Section 4.02    Presumption of Payment by the Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     Section 4.03    Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it hereunder, pursuant to Section 2.05(a), Section 2.08(d), Section 2.08(e) or Section 4.02 or otherwise, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     Section 4.04    Disposition of Proceeds.  The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property.  The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Secured Indebtedness and other obligations described therein and secured thereby.  Notwithstanding anything to the contrary contained in the Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of production from or allocated to the Mortgaged Property nor take any other action to cause the proceeds thereof to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Restricted Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Restricted Subsidiaries.
ARTICLE 5
Increased Costs; Break Funding Payments; Payments; Taxes; Illegality
     Section 5.01   Increased Costs.
     (a)     Changes in Law.  If any Change in Law shall:
     (i)      impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
     (ii)      impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise, but not including Excluded Taxes), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
     (b)     Capital Requirements.  If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
     (c)     Certificates.  A certificate of a Lender or any Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.
     (d)     Effect of Failure or Delay in Requesting Compensation.  Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
     Section 5.02    Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow as a result of a failure to satisfy the conditions set forth in Section 6.02, any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(a), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (exclusive of any lost profits or opportunity costs or processing or other related fees).  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.
     A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
     Section 5.03    Taxes.
     (a)     Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b)     Payment of Other Taxes by the Borrower.  The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c)     Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be required to indemnify the Administrative Agent, any Lender or any Issuing Bank for any amounts under this Section 5.03(c) to the extent that such Person fails to notify the Borrower of its intent to make a claim for indemnification under this Section 5.03(c) within 180 days after a claim is asserted against such Person by the relevant Governmental Authority.  A certificate of the Administrative Agent, a Lender or an Issuing Bank as to the amount of such payment or liability under this Section 5.03, together with, to the extent available, reasonable supporting documentation relating to such payment or liability, shall be delivered to the Borrower and shall be conclusive absent manifest error.
     (d)     Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e)     Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
          (ii)     Without limiting the generality of the foregoing,
     (A)      any Lender that is a U.S.  Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S.  federal backup withholding tax;
     (B)      any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
     (1)      in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S.  federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S.  federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
     (2)      executed originals of IRS Form W-8ECI;
     (3)      in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S.  Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
     (4)     to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S.  Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the

Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S.  Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
     (C)      any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S.  federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
     (D)      if a payment made to a Lender under any Loan Document would be subject to U.S.  federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
     (f)     Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

     (g)     Tax Refunds.  If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 5.03, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under Section 5.03 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 5.03(g) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
     Section 5.04    Mitigation Obligations; Replacement of Lenders.
     (a)     Designation of Different Lending Office.  If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender solely as a result of such designation or assignment.
     (b)     Replacement of Lenders.  If (i) any Lender requests compensation under Section 5.01, or (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, or (iii) any Lender is a Defaulting Lender, or (iv) any Lender has asserted that any adoption or change of the type described in Section 5.05 has occurred, or (v) any Lender fails to approve an amendment, waiver or other modification to this Agreement and at least the Required Lenders have approved such amendment, waiver or other modification, or (vi) any Lender fails to approve an increase of the Borrowing Base and at least the Required Lenders have approved such increase, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall (A) assume such obligations and (B) in the case of clauses (v) and (vi), consent to such amendment, waiver, modification, increase, decrease or reaffirmation (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if such assignee is not a Lender, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

     Section 5.05    Illegality.  Notwithstanding any other provision of this Agreement:
     (a)     In the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (i) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (ii) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans; and
     (b)     If it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make any Loans to the Borrower, then such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make Loans shall be suspended until such time as such Lender may again make and maintain Loans to the Borrower.  The Borrower shall have no obligation to pay to such Lender the commitment fee described in Section 3.05(a) that would otherwise accrue during such period of suspension.
ARTICLE 6
Conditions Precedent
     Section 6.01    Effective Date.  The obligations of the Lenders to make Loans, of the Swingline Lender to make Swingline Loans and of any Issuing Bank to issue or assume Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):
     (a)     The Administrative Agent, the Arrangers and the Lenders shall have received all commitment, facility and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least one (1) Business Day prior to such date, reimbursement or payment of all out-of-pocket expenses for which invoices have been presented required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the fees and expenses of Vinson & Elkins L.L.P., counsel to the Administrative Agent).
     (b)     The Administrative Agent shall have received a certificate of the secretary or an assistant secretary of the Borrower and of each Guarantor dated as of the Effective Date setting forth (i) resolutions of its board of directors (or comparable governing body) with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which the Borrower or such Guarantor is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower or such Guarantor who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party, (iii) specimen signatures of such authorized officers and (iv) the articles or certificate of incorporation and bylaws (or comparable organizational documents) of the Borrower and such Guarantor.  The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.
     (c)     The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor.

     (d)     The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.
     (e)     The Administrative Agent shall have received duly executed Notes payable to each Lender requesting a Note at least three (3) Business Days prior to such date in a principal amount equal to its Maximum Credit Amount dated as of the Effective Date.
     (f)     The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Guaranty Agreement, the Pledge Agreement, the mortgages and the other Security Instruments described on Exhibit E-1.  In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall:
     (i)      (i)     be reasonably satisfied that the Security Instruments create first priority, perfected Liens (subject only to Permitted Liens) on at least 80% of the total value of the Proved Hydrocarbon Interests of the Borrower and the Guarantors evaluated in the Initial Reserve Report; and
     (ii)      have received certificates, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of each Restricted Subsidiary.
     (g)     The Administrative Agent shall have received evidence reasonably satisfactory to it that any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person necessary in connection with the Transactions shall have been obtained and are in full force and effect other than those third party approvals or consents that, if not made or obtained, would not reasonably be expected to have a Material Adverse Effect.
     (h)     The Administrative Agent shall have received an opinion of (i) Davis Polk & Wardwell LLP, special counsel to the Borrower, (ii) General Counsel of the Borrower, (iii) local counsel in the State of Texas and (iv) local counsel in the State of Delaware, each dated the Effective Date and in form and substance reasonably satisfactory to the Administrative Agent.  The Borrower hereby requests Davis Polk & Wardwell LLP and such local counsel to deliver such opinions.
     (i)     The Administrative Agent shall have received a certificate of insurance coverage of the Borrower and its Restricted Subsidiaries evidencing that the Borrower and its Restricted Subsidiaries are carrying insurance in accordance with Section 7.12.
     (j)     The Administrative Agent shall have received title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title to at least 75% of the total value of the Proved Hydrocarbon Interests of the Borrower and the Guarantors evaluated in the Initial Reserve Report.
     (k)     The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the personal property related to the Oil and Gas Properties of the Borrower and the Guarantors for Delaware and Texas, other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03.
     (l)     The Administrative Agent shall have received (i) (A) the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows and (B)the unaudited consolidating balance sheet and related statements of operations, in each case, of the Borrower and its Consolidated Subsidiaries (including the Canadian Subsidiaries) for the most recent fiscal year of each ended prior to the Effective Date as to which such financial statements are available, (ii) (A) the unaudited interim consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows and (B) the unaudited consolidating balance sheet and related statements of operations, in each case, of the Borrower and its Consolidated Subsidiaries (including the Canadian Subsidiaries) for each quarterly period ended subsequent to the date of the financial statements delivered pursuant to clause (i) as to which such financial statements are available and (iii) copies, to the extent of any, of all financial statements (including pro forma financial statements), reports, notices and proxy statements sent by the Borrower to its stockholders and all SEC filings concerning this Agreement filed at least one (1) Business Day prior to such date; provided, that, any documents shall be deemed to have been delivered to the Administrative Agent to the extent any of the foregoing are publicly available on the SEC’s EDGAR website or the Borrower’s website on the Internet at www.qrinc.com.
     (m)     The Administrative Agent shall have received a certificate, signed by a Responsible Officer of the Borrower, stating that no event or condition has occurred since December 31, 2010, which would reasonably be expected to have a Material Adverse Effect.
     (n)     The Administrative Agent shall have received evidence that the Existing Credit Agreement has been or concurrently with entry into this Agreement on such date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with entry into this Agreement on such date are being released.
     Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6.01 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto.  All documents executed or submitted pursuant to this Section 6.01 by and on behalf of the Borrower or any of the Guarantors shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel.  The obligations of the Lenders to make Loans and of any Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 2:00 p.m., Chicago time, on September 30, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).  The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
     Section 6.02    Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding) (excluding any Loan made pursuant to Section 2.08(e)), of the Swingline Lender to make a Swingline Loan and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
     (a)     At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
     (b)     At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no event or events, which alone or in the aggregate would reasonably be expected to have a Material Adverse Effect shall have occurred.

     (c)     The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except that (i) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date and (ii) to the extent that any such representation and warranty is qualified by materiality, such representation and warranty (as so qualified) shall continue to be true and correct in all respects.
     (d)     The pro forma total Revolving Credit Exposures (after giving effect to the requested Borrowing or the issuance of the requested Letter of Credit (or any amendment, renewal or extension of any Letter of Credit that increases the LC Exposure)) shall not exceed the aggregate Commitments.
     (e)     The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit (or an amendment, extension or renewal of a Letter of Credit) in accordance with Section 2.08(b), as applicable.
     Each Borrowing (excluding any Loan made pursuant to Section 2.08(e)) and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (d).
ARTICLE 7
Representations and Warranties
     The Borrower represents and warrants to the Lenders that:
     Section 7.01    Organization; Powers.  Each of the Borrower and the Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to be in good standing or have such power, authority, licenses, authorizations, consents, approvals and qualifications would not reasonably be expected to have a Material Adverse Effect.
     Section 7.02    Authority; Enforceability.  The Transactions are within the Borrower’s and each Restricted Subsidiary’s corporate, partnership or limited liability company powers and have been duly authorized by all necessary corporate, partnership or limited liability company and, if required, stockholder, partner or member action.  Each Loan Document to which the Borrower and each Restricted Subsidiary is a party has been duly executed and delivered by the Borrower and such Restricted Subsidiary and constitutes a legal, valid and binding obligation of the Borrower and such Restricted Subsidiary, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing.
     Section 7.03    Approvals; No Conflicts.  The Transactions:

     (a)     do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those approvals or consents that, if not made or obtained, would not reasonably be expected to have a Material Adverse Effect;
     (b)     will not violate (i) the charter, by-laws or other organizational documents of the Borrower or any Restricted Subsidiary or (ii) any applicable Governmental Requirement or any order of any Governmental Authority applicable to or binding upon the Borrower or any Restricted Subsidiary (including, without limitation, FCPA and OFAC), except in the case of clause (ii), violations that would not reasonably be expected to have a Material Adverse Effect;
     (c)     will not violate or result in a default under any indenture, agreement or other instrument pursuant to which any Material Debt is outstanding, binding upon the Borrower or any Restricted Subsidiary or their Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or any Restricted Subsidiary, except violations that would not reasonably be expected to have a Material Adverse Effect; and
     (d)     will not result in the creation or imposition of any Lien on any Oil and Gas Property of the Borrower or any Restricted Subsidiary (other than the Liens created or permitted by the Loan Documents).
     Section 7.04    Financial Condition; No Material Adverse Effect.  (a) The financial statements the Borrower has furnished to the Administrative Agent pursuant to Section 6.01(l) present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP (subject, in the case of unaudited financial statements, to year end audit adjustments and the absence of footnotes).
     (b)     Since December 31, 2010, there has been no event or events, which alone or in the aggregate would reasonably be expected to have, a Material Adverse Effect.
     Section 7.05    Litigation.  Except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Restricted Subsidiary that (a) would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) involve any Loan Document or the Transactions.
     Section 7.06    Environmental Matters.  Except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, or as would not be reasonably expected to have a Material Adverse Effect:
     (a)     neither any Oil and Gas Property of the Borrower or any Restricted Subsidiary nor the operations conducted by the Borrower or any Restricted Subsidiary thereon, and, to the knowledge of the Borrower, no operations of any prior owner, lessee, or operator of any such properties (i) is in violation of any order or requirement relating to Environmental Laws of any court or Governmental Authority or any Environmental Laws or (ii) to the knowledge of Borrower, has been in violation of any order or requirement relating to Environmental Laws of any court or Governmental Authority or any Environmental Laws;

     (b)     neither the Borrower nor any Restricted Subsidiary nor any Oil and Gas Property of the Borrower or any Restricted Subsidiary nor the operations currently conducted thereon or, to the knowledge of the Borrower, conducted thereon by any prior owner or operator of such Oil and Gas Property or operation, are subject to any existing, pending or, to the Borrower’s knowledge, threatened Environmental Complaint;
     (c)     all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required by Environmental Laws to be obtained or filed in connection with the operation or use of any and all Oil and Gas Property of the Borrower and each Restricted Subsidiary, including, without limitation, any past or present treatment, storage, disposal or release into the environment of a Hazardous Material, have been duly obtained or filed, and the Borrower and each Restricted Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;
     (d)     all Hazardous Materials, if any, generated at any and all Oil and Gas Property of the Borrower or any Restricted Subsidiary by the Borrower or any Restricted Subsidiary in the past have been transported, treated and disposed of in accordance with Environmental Laws and, to the knowledge of the Borrower, do not pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of the Borrower, in connection with such transport, treatment and disposal, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws, do not pose an imminent and substantial endangerment to public health or welfare or the environment and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;
     (e)     to the Borrower’s knowledge, there has been no Hazardous Discharge on or to any Oil and Gas Property of the Borrower or any Restricted Subsidiary, in each case, except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment; and
     (f)     to the Borrower’s knowledge, neither the Borrower nor any Restricted Subsidiary has any contingent liability under Environmental Law in connection with any Hazardous Discharge.
     Section 7.07    Compliance with the Laws and Agreements.  Each of the Borrower and its Restricted Subsidiaries is in compliance with all Governmental Requirements applicable to it or its Oil and Gas Properties (including, without limitation, FCPA and OFAC) and all agreements and other instruments binding upon it or its Oil and Gas Properties, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Oil and Gas Properties and the conduct of its business, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     Section 7.08    Investment Company Act.  Neither the Borrower nor any Restricted Subsidiary is required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 7.09    Taxes.  Each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed (or obtained extensions with respect thereto) and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.  No action to enforce any Tax Lien has been commenced.

     Section 7.10    Disclosure; No Material Misstatements.  Taken as a whole, none of the reports, financial statements, certificates or other written information (other than projections) furnished by or on behalf of the Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when furnished (and, with respect to any such information delivered to the Administrative Agent or any Lender or any of their Affiliates prior to the Effective Date, on the Effective Date), contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading (other than omissions that pertain to matters of a general economic nature or matters of public knowledge that generally affect any of the industry segments of the Borrower or its Subsidiaries); provided that, with respect to projected financial information, prospect information, geological and geophysical data and engineering projections, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, recognizing that (a) there are industry-wide risks normally associated with the types of business conducted by the Borrower and its Restricted Subsidiaries and (b) projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Restricted Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.
     Section 7.11    Subsidiaries.  Schedule 7.11 lists the name, jurisdiction of organization and organizational identification number of each Subsidiary of the Borrower as of the Effective Date and identifies each such Subsidiary as either a Restricted or Unrestricted Subsidiary.
     Section 7.12    Insurance.  All insurance reasonably necessary in the Borrower’s and its Restricted Subsidiaries’ ordinary course of business is in effect and all premiums due on such insurance have been paid.  Schedule 7.12 sets forth a list of all such insurance policies maintained by the Borrower and its Restricted Subsidiaries as of the Effective Date.
     Section 7.13    Location of Business and Offices.  As of the Effective Date, the Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Quicksilver Resources Inc.; and the organizational identification number of the Borrower in its jurisdiction of organization is 75-2756163.  As of the Effective Date, each Restricted Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.11.
     Section 7.14    Properties; Title, Etc.  Except as would not have a Material Adverse Effect and provided that no representation or warranty is made with respect to any Oil and Gas Property or interest to which no proved oil or gas reserves are properly attributed:
     (a)     Each of the Borrower and the Restricted Subsidiaries has good and defensible title to the material Oil and Gas Properties evaluated in the Reserve Report used in the most recent determination of the Borrowing Base and good title to all its personal Properties that are necessary to permit the Borrower and the Restricted Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof, in each case, subject to Immaterial Title Deficiencies and free and clear of all Liens except Liens permitted by Section 9.03 (subject to the penultimate sentence thereof).  Subject to Immaterial Title Deficiencies and after giving full effect to Liens permitted by Section 9.03 (subject to the penultimate sentence thereof), the Borrower or the Restricted Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report.  The ownership of such Oil and Gas Properties shall not obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Oil and Gas Property in an amount materially in excess of the working interest of each Oil and Gas Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such Oil and Gas Property; provided that the Borrower or any applicable Restricted Subsidiary shall have the right to bear costs disproportionate to the Borrower’s or such Restricted Subsidiary’s working interest with respect to any Hydrocarbon Interest for a period of time in order to earn, or in connection with the acquisition of, an interest in such Hydrocarbon Interest as evidenced by written agreement.
     (b)     All material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases.
     (c)     The rights and Properties presently owned, leased or licensed by the Borrower and the Restricted Subsidiaries, including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the Restricted Subsidiaries to conduct their business in the same manner as its business has been conducted prior to the date hereof.
     (d)     The Borrower and each Restricted Subsidiary owns, or is licensed to use, (i) all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Restricted Subsidiary does not infringe upon the rights of any other Person and (ii) all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information the use of which is material to their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons.
     Section 7.15    Federal Reserve Regulations.  The Borrower and its Restricted Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board).  No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.
     Section 7.16    ERISA.  As of the date hereof, neither the Borrower nor any Subsidiary nor any ERISA Affiliate of the Borrower or any Subsidiary maintains sponsors, or contributes to (or has at any time in the six-year period preceding the date hereof, maintained, sponsored, or contributed to) any Pension Plan or Multiemployer Plan.  Except in such instances where an action, omission or failure would not reasonably be expected to have a Material Adverse Effect, each Plan maintained by the Borrower or any Restricted Subsidiary or any ERISA Affiliate of the Borrower or any Restricted Subsidiary is in compliance with the terms of such Plan and the applicable provisions of ERISA and the Code with respect to each Plan.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.  Except in such instances where an action, omission or failure would not reasonably be expected to have a Material Adverse Effect, (a) each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is, and has been during the period from its adoption to date, so qualified, both as to form and operation, and all necessary governmental approvals, including a favorable determination as to the qualification under the Code of such Plan and each amendment thereto, have been or will be timely obtained, and (b) the actuarial present value of the benefit liabilities (within the meaning of section 4041 of ERISA) under each Plan which is subject to Title IV of ERISA does not, as of the end of the most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.  Neither the Borrower nor any Restricted Subsidiary nor any ERISA Affiliate of the Borrower or any Restricted Subsidiary maintains or contributes to any Plan that provides a post-employment health benefit, other than a benefit required under Section 601 of ERISA, or maintains or contributes to a Plan that provides health benefits that is not fully funded except where the failure to fully fund such Plan would not reasonably be expected to have a Material Adverse Effect.  As of the date hereof, neither the Borrower nor any Restricted Subsidiary nor any ERISA Affiliate of the Borrower or any Restricted Subsidiary maintains a multiple employer welfare benefit arrangement within the meaning of Section 3(40)(A) of ERISA.
     Section 7.17    Status As Senior Indebtedness.  The Loans and other Secured Indebtedness hereunder are “Bank Indebtedness,” “Senior Indebtedness” and “Designated Senior Indebtedness” under both the Existing Subordinate Notes and the Existing Convertible Debentures, and this Agreement is a “Senior Secured Credit Agreement” under the Existing Subordinate Notes and one of the “Combined Credit Agreements” under the Existing Convertible Debentures.
     Section 7.18    Solvency.  After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Borrower and the Guarantors will not have incurred Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Borrower and the Guarantors will not have unreasonably small capital for the conduct of its business.
     Section 7.19    Priority; Security Matters.  The Secured Indebtedness is and shall be at all times secured by valid, perfected first priority Liens in favor of the Administrative Agent, covering and encumbering the Mortgaged Properties and other Properties pledged pursuant to the Security Instruments, to the extent perfection has occurred or will occur, by the recording of a mortgage, the filing of a UCC financing statement or by possession; provided, that the priority of the Liens in favor of the Administrative Agent may be subject to Permitted Liens.
ARTICLE 8
Affirmative Covenants
     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
     Section 8.01    Financial Statements; Other Information.  The Borrower will furnish to the Administrative Agent:
     (a)     Annual Financial Statements.  As soon as available, but in any event in accordance with then applicable law and not later than 20 days after the date on which the Borrower files its Annual Report on Form 10-K with the SEC (but in no event more than 120 days after the end of the applicable fiscal year), (i) its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for the fiscal year most recently ended, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) its unaudited consolidating balance sheet and related statements of operations as of the end of and for the fiscal year most recently ended (which consolidating statements shall also demonstrate eliminating entries, if any, with respect to any Consolidated Subsidiaries that are Unrestricted Subsidiaries).
     (b)     Quarterly Financial Statements.  As soon as available, but in any event in accordance with then applicable law and not later than 10 days after the Borrower files each Quarterly Report on Form 10-Q with the SEC (but in no event more than 60 days after the end of the applicable fiscal quarter), (i) its unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for the fiscal quarter most recently ended and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (ii) its unaudited consolidating balance sheet and related statements of operations as of the end of and for the fiscal quarter most recently ended (which consolidating statements shall also demonstrate eliminating entries, if any, with respect to any Consolidated Subsidiaries that are Unrestricted Subsidiaries).
     (c)     Certificate of Financial Officer — Compliance.  Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01.
     (d)     Certificate of Insurer — Insurance Coverage.  Within 60 days of the annual renewal thereof, a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.06, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.
     (e)     Notice of Casualty Events.  Prompt written notice, and in any event within five Business Days, of the occurrence of any Casualty Event with respect to Oil and Gas Properties having an estimated dollar value in excess of $45,000,000 or the commencement of any action or proceeding that would reasonably be expected to result in a Casualty Event with respect to Oil and Gas Properties having an estimated dollar value in excess of $45,000,000.
     (f)     Notice of Incurrence of Debt Resulting in Borrowing Base Reduction.  Written notice of the incurrence by the Borrower or any Restricted Subsidiary of any Debt pursuant to Section 9.02(n) which results in an automatic reduction in the Borrowing Base pursuant to such Section, which written notice shall include the stated amount of such Debt and be delivered promptly after the pricing of such Debt, but in no event later than one (1) day prior to settlement of such Debt.

     (g)     Information Regarding Borrower and Guarantors.  Prompt written notice (and in any event within thirty (30) days following any such change) of any change (i) in the Borrower’s or any Guarantor’s corporate name, (ii) in the Borrower’s or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, and (iii) in the Borrower’s or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization.
     (h)     Other Requested Information.  Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), as the Administrative Agent or any Lender may reasonably request.
     Documents required to be delivered pursuant to Section 8.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which (A) the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at www.qrinc.com or (B) such documents are publically available on the SEC’s EDGAR website or (ii) on which such documents are delivered to the Administrative Agent, including in electronic form.  Once received by the Administrative Agent, the Administrative Agent shall post such documents on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver such documents in a form acceptable to the Administrative Agent.  Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     Section 8.02    Notices of Material Events.  Promptly following a Responsible Officer becoming aware of the occurrence thereof, the Borrower will furnish to the Administrative Agent written notice of the following:
     (a)     the occurrence of any Default;
     (b)     the filing or commencement of any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, would reasonably be expected to result in a Material Adverse Effect; and
     (c)     the filing or commencement of any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority involving or relating to the Loan Documents.
     (d)     any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.
     Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

     Section 8.03    Existence; Conduct of Business.  The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of such Properties requires such qualification, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.09.
     Section 8.04    Payment of Obligations.  The Borrower will, and will cause each Restricted Subsidiary to, pay its obligations, including Tax liabilities of the Borrower and all of its Restricted Subsidiaries, before the same shall become delinquent or in default, except where (i) (A) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (B) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Oil and Gas Property of the Borrower or any Restricted Subsidiary that was evaluated in the Reserve Report used in the most recent determination of the Borrowing Base.
     Section 8.05    Operation and Maintenance of Properties.  The Borrower will and will cause each Restricted Subsidiary to, in all material respects: (a) promptly pay and discharge, or make reasonable efforts to cause to be paid and discharged, when due all delay rentals, royalties and expenses accruing under the leases or other agreements affecting or pertaining to its material Oil and Gas Properties evaluated in the Reserve Report used in the most recent determination of the Borrowing Base, provided that, in the case of delay rentals, the Borrower and/or the applicable Restricted Subsidiary shall only be required to pay and discharge, or make reasonable efforts to pay and discharge, delay rentals as and to the extent the Borrower or such Restricted Subsidiary determines in good faith that payment and discharge thereof is in the Borrower’s or such Restricted Subsidiary’s, as applicable, best interest, (b) perform, or make reasonable and customary efforts to cause to be performed, the obligations of the Borrower or any such Restricted Subsidiary required by each and all of the assignments, deeds, leases, subleases, contracts and agreements affecting its interests in its material Oil and Gas Properties evaluated in the Reserve Report used in the most recent determination of the Borrowing Base, (c) do all other things necessary to keep unimpaired, except for Liens permitted by the Loan Documents, its rights with respect to its material Oil and Gas Properties evaluated in the Reserve Report used in the most recent determination of the Borrowing Base and prevent any forfeiture thereof or a default thereunder, (d) keep and maintain all Oil and Gas Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and (e) to the extent the Borrower is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.05, except (x) to the extent a portion of such Oil and Gas Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts, (y) for dispositions permitted by this Agreement or (z) when the failure to do so would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 8.06    Insurance.  The Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of the Administrative Agent as its interests in the collateral may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

     Section 8.07   Books and Records; Inspection Rights.  The Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender (coordinated through and together with the Administrative Agent), upon reasonable prior notice, to visit and inspect its Oil and Gas Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during the Borrower’s or such Restricted Subsidiary’s normal business hours (and in a manner so as to the extent practicable, not to unreasonably interfere with the normal business operations of the Borrower or such Restricted Subsidiary) not more than one (1) time per fiscal year; provided, that to the extent an Event of Default then exists, as often as reasonably requested.  The Lenders shall bear the cost of such inspections and examinations unless an Event of Default then exists, in which event the Borrower shall bear such cost.
     Section 8.08   Compliance with Laws.  The Borrower will, and will cause each Restricted Subsidiary to, comply with all Governmental Requirements applicable to it or its Oil and Gas Properties, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     Section 8.09   Environmental Matters.  (a) Except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, (i) the Borrower shall, and shall cause each Restricted Subsidiary to, comply with all applicable Environmental Laws, including, without limitation, (x) all licensing, permitting, notification, and similar requirements of Environmental Laws, and (y) all provisions of Environmental Laws regarding storage, discharge, release, transportation, treatment and disposal of Hazardous Materials and (ii) the Borrower shall, and shall cause each Restricted Subsidiary to, promptly pay and discharge when due all claims, liabilities and obligations with respect to any clean-up or remediation measures necessary to comply with applicable Environmental Laws, provided that such payment or discharge shall not be required to the extent that (A) the amount, applicability or validity thereof is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and (B) Borrower or such Restricted Subsidiary, as and to the extent required in accordance with GAAP, shall have set aside on its books reserves (segregated to the extent required by GAAP) deemed by them to be adequate with respect thereto.
     (b)     To the extent the Borrower or a Restricted Subsidiary is not the operator of any Property, none of the Borrower and its Restricted Subsidiaries shall be obligated to directly perform any undertakings contemplated by the covenants and agreements contained in this Section 8.09 which are performable only by such operators or are beyond the control of the Borrower and its Restricted Subsidiaries.  Notwithstanding the above and except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower shall be obligated to enforce such operators’ contractual obligations to maintain, develop and operate the Oil and Gas Properties subject to such operating agreements, and the Borrower shall, and shall cause its Restricted Subsidiaries to, use commercially reasonable efforts to cause the operator to comply with this Section 8.09.
     (c)     To the extent reasonably requested by the Administrative Agent, the Borrower will, and will cause each Restricted Subsidiary to, provide environmental assessment, audit or test reports of any Oil and Gas Properties of the Borrower or any Restricted Subsidiary, provided an Event of Default then exists or the Administrative Agent has a reasonable suspicion that either an Event of Default or a breach of any representation or warranty set forth in Section 7.06 hereof then exists.
     (d)     In connection with any acquisition by Borrower or any Restricted Subsidiary of any Oil and Gas Property for consideration of at least $25,000,000, other than an acquisition of additional interests in Oil and Gas Properties in which Borrower or any Subsidiary previously held an interest, to the extent Borrower or such Restricted Subsidiary obtains or is provided with the same, the Borrower shall, promptly following Borrower’s or such Restricted Subsidiary’s obtaining or being provided with the same, deliver to the Administrative Agent such final and non-privileged material environmental reports of such Oil and Gas Properties as are reasonably requested by the Administrative Agent.
     Section 8.10   Further Assurances.  (a) The Borrower at its sole expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Restricted Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Secured Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.
     (b)     The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Guarantor where permitted by law.  A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.
     Section 8.11   Reserve Reports.  (a) On or before May 1, 2012 and April 1st of each year thereafter, the Borrower shall furnish to the Administrative Agent a Reserve Report prepared by one or more Approved Petroleum Engineers (the “Prepared Reserve Report”) as of January 1st of such year.  On or before October 1st of each year, commencing October 1, 2012, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report as of July 1st of such year prepared by or under the supervision of the chief engineer of the Borrower in accordance with the procedures used in the most recent Prepared Reserve Report.  It is understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Restricted Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.
     (b)     In the event of an Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a Reserve Report (i) prepared by or under the supervision of the chief engineer of the Borrower and in accordance with the procedures used in the immediately preceding Prepared Reserve Report delivered pursuant to Section 8.11(a), and (ii) which shall have an “as of” date as required by the Administrative Agent, no later than a date mutually agreed to by the Borrower and the Administrative Agent.  If the Administrative Agent does not request an updated Reserve Report pursuant to the immediately preceding sentence, the Administrative Agent and the Lenders may base such Interim Redetermination on the Reserve Report most recently delivered by the Borrower hereunder.
     (c)     With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) subject to Immaterial Title Deficiencies, the Borrower or a Guarantor owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Permitted Liens and Liens securing the Secured Indebtedness, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of one half bcf of gas in the aggregate with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any Guarantor to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which pertain to the sale of production at a fixed price and have a maturity date of longer than six (6) months from the date of such certificate, and (v) a true and complete list of all Oil and Gas Swap Agreements of the Borrower and each Restricted Subsidiary is included, which list contains the material terms thereof (including the type, remaining term, counterparty, mark-to-market value as of the end of the second month immediately preceding the date of such certificate and notional amounts or volumes), any credit support agreements relating thereto, any margin required or supplied under any credit support document, and the counterparty to each such agreement.
     Section 8.12   Title Information.  (a) On or before the date that is 45 days following the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.11(a), the Borrower will deliver title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 75% of the total value of the Proved Hydrocarbon Interests evaluated by such Reserve Report.
     (b)     If the Borrower has provided title information for additional Oil and Gas Properties under Section 8.12(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Permitted Liens having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 75% of the value of the Proved Hydrocarbon Interests evaluated by such Reserve Report.  For purposes of this Section 8.12(b), the Administrative Agent must deliver any notice of title defects or exceptions with respect to any Oil and Gas Properties within 60 days following the Administrative Agent’s receipt of title information for such Oil and Gas Properties.
     (c)     If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 75% of the value of the Proved Hydrocarbon Interests evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent, at the direction of the Required Lenders, shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders.  To the extent that the Administrative Agent is not reasonably satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 75% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 75% of the value of the Proved Hydrocarbon Interests.  This new Borrowing Base shall become effective immediately after receipt of such notice by the Borrower.
     Section 8.13   Additional Collateral; Additional Guarantors.  (a) In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties to ascertain whether the Mortgaged Properties represent at least 80% of the total value of the Proved Hydrocarbon Interests evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production.  In the event that the Mortgaged Properties do not represent at least 80% of such total value, then the Borrower shall, and shall cause its Restricted Subsidiaries to, grant, within 30 days of the delivery of the certificate required under Section 8.11(c) (or such longer period as the Administrative Agent may agree in its discretion), to the Administrative Agent as security for the Secured Indebtedness a first-priority Lien interest (provided that Permitted Liens may exist) on additional Oil and Gas Properties evaluated in the most recently completed Reserve Report containing Proved Hydrocarbon Interests not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such total value.  All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.  Notwithstanding anything to the contrary contained in this Agreement, if any Restricted Subsidiary places a Lien on its Oil and Gas Properties to secure the Secured Indebtedness and such Restricted Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.13(c).
     (b)     If the Borrower or any Restricted Subsidiary becomes the owner of a Restricted Subsidiary, then the Borrower shall, or shall cause such Restricted Subsidiary to, promptly, but in any event no later than 30 days after the date of becoming an owner thereof (or such longer period as the Administrative Agent may agree in its discretion), (i) pledge (x) 100% of the Equity Interests of such new Restricted Subsidiary if such Subsidiary is a Domestic Subsidiary or (y) 65% of the total combined voting power of all classes of Equity Interests and 100% of all non-voting Equity Interests of such new Restricted Subsidiary, if such new Restricted Subsidiary is a Foreign Subsidiary (including, without limitation, delivery of original stock certificates evidencing the Equity Interests of such new Restricted Subsidiary, together with appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (ii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.
     (c)     The Borrower shall cause the following Persons to guarantee the Secured Indebtedness pursuant to the Guaranty Agreement:
     (i)     each Material Restricted Subsidiary;
     (ii)     any Person required to guarantee the Secured Indebtedness in order for the Borrower to be in compliance with Section 9.05(b);
     (iii)     any Person that guarantees any Existing Debt or any Permitted Additional Debt;
     (iv)     any Restricted Subsidiary that places a Lien as required by the last sentence of Section 8.13(a) on its Oil and Gas Properties to secure the Secured Indebtedness; and
     (v)     one or more additional Restricted Subsidiaries to the extent necessary to cause (A) the total assets of the Restricted Subsidiaries that are not Guarantors to be less than 15% of the combined assets of the Borrower and its Restricted Subsidiaries and (B) the combined EBITDAX of such Restricted Subsidiaries to be less than 15% of the combined EBITDAX of the Borrower and its Restricted Subsidiaries.
     (d)     In connection with any guaranty required by Section 8.13(c), the Borrower shall, or shall cause such Subsidiary or other Person to promptly, but in any event no later than 30 days (or such longer period as the Administrative Agent may agree in its discretion) after the event requiring such guaranty, execute and deliver (i) a supplement to the Guaranty Agreement and (ii) such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.  If at any time any Person is not otherwise required to guarantee the Secured Indebtedness hereunder (whether pursuant to the other provisions of this Section 8.13 or otherwise) or under any other Loan Document, then upon receipt by the Administrative Agent of evidence satisfactory to it that such Person has been fully and finally released from its guarantee obligations in respect of the Existing Debt or, if applicable, any Permitted Additional Debt, as the case may be, such Person shall be released from its guarantee obligations with respect to the Secured Indebtedness and the Administrative Agent shall, at the sole cost and expense of the Borrower, execute such further documents and do all such further acts so as to reasonably evidence such release.
     (e)     The Borrower shall not permit any Canadian Subsidiary to guarantee any Existing Debt or any Permitted Additional Debt.
     Section 8.14   ERISA Compliance.  The Borrower will promptly furnish to the Administrative Agent immediately upon becoming aware of the occurrence of any ERISA Event that alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of Borrower, its Restricted Subsidiaries, or any ERISA Affiliates in an aggregate amount which would reasonably be expected to have a Material Adverse Effect, a written notice signed by a Responsible Officer, specifying the nature thereof, what action the Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.  With respect to each Pension Plan, the Borrower will, and will cause each Restricted Subsidiary and ERISA Affiliate to, (A) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty that would reasonably be expected to have a Material Adverse Effect and without giving rise to any Lien securing an amount in excess of $50,000,000, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (B) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty that would reasonably be expected to have a Material Adverse Effect, all premiums required pursuant to sections 4006 and 4007 of ERISA.
     Section 8.15   Unrestricted Subsidiaries.  The Borrower:
     (a)     will cause the management, business and affairs of each of the Borrower and its Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrower and its respective Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from the Borrower and the Restricted Subsidiaries;
     (b)     will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Debt of any of the Unrestricted Subsidiaries; and

     (c)     will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Debt of, the Borrower or any Restricted Subsidiary.
     Section 8.16   Section 1031 Exchange.  If the Borrower elects to participate in a Section 1031 Exchange with respect to any Oil and Gas Properties, then on or before 180 days following the acquisition by the Section 1031 Counterparty of such Oil and Gas Properties from the Borrower, the Borrower shall receive from the Section 1031 Counterparty (a) Oil and Gas Properties having a substantially equivalent value to the Oil and Gas Properties that the Section 1031 Counterparty acquired from the Borrower, (b) payment in full in cash of the note given by the Section 1031 Counterparty to the Borrower or (c) any combination of Oil and Gas Properties and a partial cash prepayment of such note, such that the Oil and Gas Properties received and such partial cash prepayment have an aggregate value not less than the value of the Oil and Gas Properties that the Section 1031 Counterparty acquired from the Borrower.
     Section 8.17   Use of Proceeds.  The Borrower will use the proceeds of the Loans and will use Letters of Credit for general corporate purposes, including acquisitions, Investments, working capital, repayment of Debt and the making of Restricted Payments, in each case to the extent not otherwise prohibited hereunder; provided that the aggregate amount of LC Exposure under all Letters of Credit used as credit support for the Borrower’s or any Restricted Subsidiary’s obligations under any Swap Agreement shall not exceed an amount equal to (a) $20,000,000 minus (b) the amount of cash or treasury securities subject to Liens permitted by Section 9.03(l).
     Section 8.18   Fiscal Year.  The Borrower’s fiscal year shall end on December 31.
ARTICLE 9
Negative Covenants
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
     Section 9.01   Financial Covenants.  (a) Interest Coverage Ratio.  The Borrower will not, as of the last day of any fiscal quarter, permit its ratio of (i) EBITDAX for the period of four fiscal quarters then ending (ii) to Cash Interest Expense for such period, commencing with the four fiscal quarter period ending September 30, 2011, to be less than 2.5 to 1.0.
     (b)     Current Ratio.  The Borrower will not permit, as of the last day of any fiscal quarter, its ratio of (i) consolidated current assets (including the unused amount of the total Commitments (but only to the extent that the Borrower is permitted to borrow such amount under the terms of this Agreement, including, without limitation, Section 6.02 hereof), but excluding current assets resulting from the requirements of ASC Topic 815 and ASC Topic 410) to (ii) consolidated current liabilities (excluding current maturities of long term debt and current liabilities resulting from the requirements of ASC Topic 815 and ASC Topic 410) to be less than 1.0 to 1.0, commencing with the fiscal quarter ending September 30, 2011; provided that for purposes of calculating such ratio, the current assets and current liabilities of all Unrestricted Subsidiaries shall be excluded as set forth in Section 1.05.
     Section 9.02   Debt.  The Borrower will not, and will not permit any Restricted Subsidiary to, incur, create, assume or suffer to exist any Debt, except:
     (a)     the Notes or other Secured Indebtedness;

     (b)     the Guarantee by the Borrower or any Restricted Subsidiary of any Debt of any Restricted Subsidiary that is otherwise permitted hereunder so long as such Guarantee guarantees not more than the percentage of such Debt that equals the percentage of common equity owned directly or indirectly by the Borrower or any Restricted Subsidiary, as applicable, in such Restricted Subsidiary at the time such Guarantee is executed;
     (c)     Debt of the Borrower or any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary;
     (d)     Debt outstanding on the date hereof and set forth on Schedule 9.02, including without limitation the Existing Debt;
     (e)     Debt of a Person which becomes a Restricted Subsidiary after the date hereof, provided that (i) such Debt existed at the time such Person became a Restricted Subsidiary and was not created in anticipation thereof, (ii) immediately after giving effect to the acquisition of such Person by the Borrower or a Restricted Subsidiary, no Default or Event of Default shall have occurred and be continuing and (iii) that all Debt incurred under this clause (e), together with all Debt incurred pursuant to clause (j) below, does not exceed $45,000,000 in the aggregate at any one time outstanding;
     (f)     endorsements of negotiable instruments for collection in the ordinary course of business;
     (g)     Debt consisting of performance bonds, surety bonds, appeal bonds, injunctions bonds and other obligations of a like nature provided by the Borrower or any Restricted Subsidiary;
     (h)     Non-Recourse Debt in an aggregate amount outstanding at any time not to exceed $15,000,000;
     (i)     Debt constituting Permitted Investments;
     (j)     Debt incurred to finance the acquisition, construction or improvement of fixed or capital assets (including, without limitation, obligations in connection with Capital Leases) secured by Liens permitted by Section 9.03(i); provided that all Debt incurred under this clause (j), together with all Debt incurred pursuant to clause (e) above, does not exceed $45,000,000 in the aggregate at any one time outstanding;
     (k)     other Debt not to exceed $55,000,000 in the aggregate at any one time outstanding;
     (l)     Debt associated with worker’s compensation claims, unemployment insurance laws or similar legislation incurred in the ordinary course of business;
     (m)     Taxes, assessments or other governmental charges which are not yet due or are being contested in good faith in accordance with Section 7.09;
     (n)     Debt and any guarantees thereof by the Guarantors (including any Persons becoming Guarantors simultaneously with the incurrence of such Debt), provided that: (i) immediately before, and after giving effect to, the incurrence of any such Debt (and any concurrent repayment of Debt with the proceeds of such incurrence), no Default exists or would exist, (ii) such Debt is not secured by any Lien, (iii) such Debt does not have any scheduled amortization of principal prior to the Maturity Date, (iv) such Debt has a stated maturity no earlier than 91 days after the Maturity Date, (v) such Debt does not have mandatory redemption events that are not Events of Default hereunder, (vi) such Debt does not prohibit prior repayment of Loans, and (vii) at the time any such Debt is incurred, the Borrowing Base then in effect shall be automatically reduced by the lesser of (A) an amount equal to the product of 0.25 multiplied by the stated principal amount of such Debt, rounded to the nearest $1,000,000 and (B) if requested by the Borrower, an amount (which may be zero) approved by the Required Lenders, and the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such issuance or assumption, effective and applicable to the Borrower, the Agents, each Issuing Bank and the Lenders on such date until the next redetermination or modification thereof hereunder.  For purposes of this Section 9.02(n), the “stated principal amount” shall mean the stated face amount of such Debt without giving effect to any original issue discount;
     (o)     Any renewals, refinancings or extensions of (but, except to the extent permitted herein, not increases in (except to cover premiums or penalties)) any Debt described in clauses (d), (e), (j) or (n) of this Section 9.02; provided, however, that any refinancing of Debt described in clause (n) shall comply with the provisions of such clause (n);
     (p)     Debt consisting of the financing of insurance premiums if the amount financed does not exceed the premium payable for the current policy period;
     (q)     Debt consisting of obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments so long as delivery of such commodities, goods or services is due within 60 days of such advance payment; and
     (r)     Debt consisting of deferred put premiums on Swap Agreements entered into by Borrower or any Restricted Subsidiary with Approved Counterparties.
     For the avoidance of doubt, to the extent any Debt could be attributable to more than one subsection of this Section 9.02, the Borrower or any Restricted Subsidiary may categorize all or any portion of such Debt to any one or more subsections of this Section 9.02 as it elects and unless as otherwise expressly provided, in no event shall (x) the same portion of any Debt be deemed to utilize or be attributable to more than one subsection of this Section 9.02 or (y) the Borrower or any Restricted Subsidiary utilize Section 9.02(k) for the purposes of issuing unsecured senior notes or unsecured subordinated notes in the capital markets.
     Section 9.03   Liens.  The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:
     (a)     Liens created by the Security Instruments.
     (b)     Excepted Liens.
     (c)     Lease burdens payable to third parties which are deducted in the calculation of discounted present value in the Reserve Report including, without limitation, any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest in existence as of the Effective Date or as a result of or in accordance with the Borrower’s or a Restricted Subsidiary’s acquisition of the property burdened thereby.
     (d)     Liens securing Non-Recourse Debt permitted by Section 9.02(h).
     (e)     Liens on the BBEP Common Units.

     (f)     Pledges or deposits in the ordinary course of business securing liabilities to insurance carriers under insurance or self-insurance arrangements.
     (g)     Any Lien existing on any Oil and Gas Property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any Oil and Gas Property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as applicable, (ii) such Lien shall not apply to any other Oil and Gas Property or assets of the Borrower or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as applicable, and extensions, renewals and replacements of such obligations that are not in excess of the outstanding principal amount of such obligations as of such acquisition date or date such Person becomes a Restricted Subsidiary (provided, that such obligations and such extensions, renewals, and replacements thereof so secured by such Lien, together with the Debt secured by Liens described in clause (i) below, shall at no time exceed $45,000,000 in the aggregate).
     (h)     Liens in existence on the date hereof listed on Schedule 9.03.
     (i)     Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any of its Restricted Subsidiaries; provided that (i) such Liens secure Debt permitted by Section 9.02(j) hereof, (ii) such Liens and the Debt secured thereby are incurred prior to or within 180 days after such acquisition, construction or improvement, (iii) the Debt secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets, (iv) such Liens shall not apply to any other property or assets of the Borrower or any of such Restricted Subsidiaries, and (v) the Debt secured by such Liens, together with the obligations and extensions, renewals and replacements of such obligations described in clause (g) above, shall at no time exceed $45,000,000 in the aggregate.
     (j)     Liens arising pursuant to Section 9.343 of the Texas Uniform Commercial Code or other similar statutory provisions of other states with respect to production purchased from others.
     (k)     Liens on real property and improvements thereon (other than on Oil and Gas Properties).
     (l)     Liens relating to any cash or treasury securities used as credit support for any Swap Agreement in an aggregate amount not to exceed the difference of (i) $20,000,000 minus (ii) the aggregate amount of LC Exposure under all Letters of Credit used as credit support for the Borrower’s or any Restricted Subsidiary’s obligations under any Swap Agreement.
     (m)     Liens not otherwise included in this Section 9.03 so long as the sum of (i) the lesser of (A) the aggregate outstanding principal amount of the obligations of the Borrower or any Restricted Subsidiary secured thereby and (B) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto (as to the Borrower and all Restricted Subsidiaries) plus (ii) the amount of cash that is subject to Liens permitted by Section 9.03(l) at such time plus (iii) the aggregate amount of LC Exposure under all Letters of Credit used to post collateral or margin to secure the Borrower’s or any Restricted Subsidiary’s obligations under any Swap Agreement, does not exceed $55,000,000 in the aggregate at any one time;
     Notwithstanding the foregoing, (i) no Liens may at any time attach to (A) any Oil and Gas Properties of the Borrower or its Restricted Subsidiaries of the types described in clauses (a), (b), (c), (e) and (f) of the definition of Oil and Gas Properties evaluated in the Reserve Report used in the most recent determination of the Borrowing Base, or (B) any Equity Interests issued by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary other than, in the case of clause (A) or (B) above,

Permitted Liens, and (ii) in no event may any Liens on any Property of the Borrower or any Restricted Subsidiary secure any obligation of the Borrower or any Restricted Subsidiary under any Swap Agreement other than Liens created pursuant to the Security Instruments and Liens permitted under Section 9.03(l).  For the avoidance of doubt, to the extent any Lien could be attributable to more than one subsection of this Section 9.03, the Borrower or any Restricted Subsidiary may categorize all or any portion of such Lien to any one or more subsections of this Section 9.03 as it elects and unless as otherwise expressly provided, in no event shall the same portion of any Lien be deemed to utilize or be attributable to more than one subsection of this Section 9.03.
     Section 9.04   Dividends and Distributions.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except:
     (a)     the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests or any other non-cash form (other than Disqualified Capital Stock);
     (b)     Restricted Subsidiaries may declare and pay unlimited dividends, fees and other amounts ratably with respect to their Equity Interests and may distribute any other Property to its direct or indirect Equity Interest holders that are either the Borrower or a Guarantor;
     (c)     the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans, equity plans or other benefit or compensation plans providing for payments on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Restricted Subsidiaries or any of its Affiliates;
     (d)     to the extent not permitted by clauses (a) to (c) above, the Borrower may make (i) Restricted Payments up to an aggregate amount of $20,000,000 and (ii) additional Restricted Payments up to an aggregate amount of $55,000,000 (not including Restricted Payments made under the foregoing clause (i)) if, in the case of Restricted Payments made under this clause (ii), (A) no Default has occurred and is continuing at the time such Restricted Payment is made or would result from the making of such Restricted Payment, (B) the Borrower’s Minimum Liquidity after giving effect to such Restricted Payment is not less than the greater of (x) 30% of the Borrowing Base then in effect and (y) $250,000,000, and (C) after giving effect to such Restricted Payment, the Borrower is in pro forma compliance with Section 9.01;
     (e)     the Borrower may purchase or otherwise acquire Equity Interests in any Subsidiary using additional shares of its Equity Interests;
     (f)     the Borrower may redeem the share purchase rights issued pursuant to that certain Rights Agreement, dated as of March 11, 2003, between the Borrower and Mellon Investor Services LLC, as Rights Agent, in accordance with the terms of such Rights Agreement; and
     (g)     the Borrower and any Restricted Subsidiary may dividend, distribute or transfer the Equity Interests or, in connection with a Qualified IPO, other assets or Debt of an Unrestricted Subsidiary.
     For the avoidance of doubt, to the extent any Restricted Payment could be attributable to more than one subsection of this Section 9.04, the Borrower or any Restricted Subsidiary may categorize all or any portion of such Restricted Payment to any one or more subsections of this Section 9.04 as it elects and unless as otherwise expressly provided, in no event shall the same portion of any Restricted Payment be deemed to utilize or be attributable to more than one subsection of this Section 9.04.

     Section 9.05   Repayment of Debt; Amendment of Indentures.  The Borrower will not, and will not permit any Restricted Subsidiary to:
     (a)     call, make or offer to make any optional or voluntary Redemption (whether in whole or in part) of any Existing Debt or Permitted Additional Debt, provided, however, that the Borrower and its Restricted Subsidiaries may (i) Redeem Existing Debt (other than the Existing Convertible Debentures) or Permitted Additional Debt up to an aggregate amount of $20,000,000, (ii) Redeem the Existing Convertible Debentures if, in the case of Redemptions made under this clause (ii), (A) no Default or Borrowing Base Deficiency has occurred and is continuing at the time such Redemption is made or would result from the making of such Redemption, and (B) the Borrower’s Minimum Liquidity after giving effect to such Redemption is not less than the greater of (1) 15% of the Borrowing Base then in effect and (2) $150,000,000, (iii) Redeem additional Existing Debt or Permitted Additional Debt if, in the case of Redemptions made under this clause (iii), (x) no Default has occurred and is continuing at the time such Redemption is made or would result from the making of such Redemption, (y) the Borrower’s Minimum Liquidity after giving effect to such Redemption is not less than the greater of (1) 30% of the Borrowing Base then in effect and (2) $250,000,000 and (z) after giving effect to such Redemption, the Borrower is in pro forma compliance with Section 9.01, and (iv) Redeem Existing Debt or Permitted Additional Debt in connection with any refinancing thereof permitted pursuant to Section 9.02(o);
     (b)     amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Existing Debt or Permitted Additional Debt if (i) the effect thereof would be to shorten its maturity to be less than 91 days after the Maturity Date or average life or increase the amount of any payment of principal thereof or increase the rate or shorten any period for payment of interest thereon, (ii) such action requires the payment of a consent fee that has not been approved by the Administrative Agent (such approval not to be unreasonably withheld), or (iii) the effect thereof would be to add any guarantor or surety, unless such guarantor or surety also guarantees the Secured Indebtedness pursuant to the Guaranty Agreement and each of the Borrower and such guarantor or surety otherwise complies with Section 8.13(c); or
     (c)     if the Borrower or any Restricted Subsidiary issues any Debt that is subordinated in right of payment to the Secured Indebtedness, designate any other Debt (other than the Secured Indebtedness, the Existing Debt, and any Permitted Additional Debt) as “designated senior indebtedness” or “designated guarantor senior indebtedness” or give any such other Debt any other similar designation for the purposes of any instrument under which that subordinated Debt is issued.
     Section 9.06   Investments, Loans and Advances.  The Borrower will not, and will not permit any Restricted Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:
     (a)     Investments made prior to the Effective Date and reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.06.
     (b)     Readily marketable direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof (or investments in mutual funds or similar funds which invest solely in such obligations).
     (c)     Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s.

     (d)     Repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (b) above entered into with a bank described in clause (e) below.
     (e)     Time deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any other bank or trust company operating in the United States or Canada that has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent reports).
     (f)     All Investments held in the form of cash or cash equivalents.
     (g)     All Investments in Sweep Accounts.
     (h)     Commercial paper of a domestic issuer if at the time of purchase such commercial paper is rated in one of the two highest ratings categories of S&P or Moody’s.
     (i)     Money market mutual or similar funds having assets in excess of $100,000,000, at least 95% of the assets of which are comprised of assets specified in clauses (b), (e), (f), (g), and (h) above.
     (j)     Investments (i) made by the Borrower in or to any Restricted Subsidiary, (ii) made by any Restricted Subsidiary in or to the Borrower or any other Restricted Subsidiary, and (iii) made by the Borrower or any Restricted Subsidiary in or to Unrestricted Subsidiaries; provided that, with respect to any Investment described in clause (iii), the aggregate amount at any one time of all such Investments (valued at cost as of the date of such Investment) made after the Effective Date shall not exceed $45,000,000; provided that a conversion or exchange of Debt of an Unrestricted Subsidiary held by the Borrower or a Restricted Subsidiary to or for equity of such Unrestricted Subsidiary shall not be considered an incremental Investment for purposes of this clause (j).
     (k)     Extensions of customer or trade credit in the ordinary course of business.
     (l)     Guarantee obligations permitted by Section 9.02.
     (m)     All Investments constituting Debt permitted by Section 9.02.
     (n)     All Investments arising from transactions by the Borrower or any Restricted Subsidiary in the ordinary course of business, including endorsements of negotiable instruments, earnest money deposits and deposits to secure obligations that do not constitute Debt or obligations under Swap Agreements, debt obligations and other Investments received by the Borrower or any Restricted Subsidiary in connection with the bankruptcy or reorganization of customers and in settlement of delinquent obligations of, and other disputes with, customers.
     (o)     Any Investments by the Borrower or any Restricted Subsidiary in any Persons including, without limitation, Unrestricted Subsidiaries; provided that, the aggregate amount of all such Investments made pursuant to this clause (o) outstanding at any one time shall not exceed $55,000,000 in the aggregate (measured on a cost basis).
     (p)     All Investments by the Borrower or any Restricted Subsidiary in Persons in which the Borrower or such Restricted Subsidiary, as applicable, owns an Equity Interest (i) that own, lease, hold and/or are party to (A) any Oil and Gas Properties, (B) any processing, gathering or treating systems, (C) any farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, (D) any pipelines or other mid-stream activities, in each case located within or related to the geographic boundaries of the United States of America and/or (E) any facility or activity related to compressed or liquefied natural gas or (ii) the purpose of which is to act as a direct or indirect holding company for any Person that satisfies one or more provisions of subclause (i) of this clause (p), provided, as to Investments made under this clause (p) (measured on a cost basis), (x) the Borrower and its Restricted Subsidiaries do not make more than $45,000,000 in the aggregate of any such Investments during any fiscal year and (y) the total amount of any such Investments at any one time does not exceed $125,000,000 in the aggregate.
     (q)     Entry into operating agreements, working interests, royalty interests, mineral leases, processing, gathering and treating agreements, farm-in and farm-out agreements, development agreements, contracts for the sale, transportation or exchange of oil, natural gas or CO2, unitization agreements, pooling arrangements, service contracts, area of mutual interest agreements, production sharing agreements, pipeline agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made in the ordinary course of any businesses permitted under this Agreement.
     (r)     The Investment by the Borrower prior to the Effective Date in the BBEP Common Units.
     (s)     Loans and advances to directors, officers and employees in the ordinary course of business consistent with prior practice, not to exceed an aggregate amount of $5,000,000 at any one time outstanding.
     (t)     Indemnities permitted under this Agreement.
     (u)     Investments consisting of Swap Agreements entered into for non-speculative purposes, subject to compliance with Section 9.03 and Section 9.13.
     (v)     So long as no Default exists or results therefrom, loans to the Section 1031 Counterparty participating in a Section 1031 Exchange provided that (i) the amount of any such loan does not exceed the sum of (A) purchase price to be paid by the recipient of such loan for the purchase price of the assets subject to the related Section 1031 Exchange, and (B) estimated capital expenditures and operating expenses to be incurred with respect to such assets during the 180 day period during which such Section 1031 Exchange is to be completed, (ii) such loan is secured by a first priority security interest in the assets to be acquired by such recipient pursuant to the Section 1031 Exchange, (iii) the Administrative Agent has a perfected first priority security interest in such loan and any note or other document evidencing or securing such loan, (iv) the documentation relating to such Section 1031 Exchange and the related Section 1031 Counterparty are satisfactory to the Administrative Agent in its reasonable discretion and (v) the Administrative Agent shall have received an opinion from Borrower’s counsel in form and substance satisfactory to the Administrative Agent.
     (w)     Guarantees by the Borrower or any Restricted Subsidiary of operating leases or of other obligations that do not constitute Debt, in each case entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business.
     (x)     Investments of any Person that becomes a Restricted Subsidiary of the Borrower after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger or consolidation.
     (y)     Any Investment by the Borrower or one or more of its Restricted Subsidiaries in a Person, if as a result of such Investment such Person becomes a Restricted Subsidiary or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, the Borrower or a Restricted Subsidiary.
     (z)     Any Investment constituting non-cash consideration received in any asset sale permitted by Section 9.10.
     (aa)     Investments resulting from the delivery of credit support provided by, or on behalf of, the Borrower or any Restricted Subsidiary to counterparties pursuant to any Swap Agreement, in each case to the extent permitted by Section 8.17 and Section 9.03.
     (bb)     Investments made in Unrestricted Subsidiaries consisting of Equity Interests issued by, and assets or Debt of, other Unrestricted Subsidiaries in connection with a Qualified IPO.
     For the avoidance of doubt, to the extent any Investment could be attributable to more than one subsection of this Section 9.06, the Borrower or any Restricted Subsidiary may categorize all or any portion of such Investment to any one or more subsections of this Section 9.06 as it elects and unless as otherwise expressly provided, in no event shall the same portion of any Investment be deemed to utilize or be attributable to more than one subsection of this Section 9.06.  For purposes of Section 9.06(j), (o) and (p), the aggregate Investments thereunder shall be determined net of the cost of any such Investment (x) that is subsequently sold, redeemed or repaid or (y) in an Unrestricted Subsidiary that is subsequently designated as a Restricted Subsidiary.
     Section 9.07   Designation and Conversion of Restricted and Unrestricted Subsidiaries.  (a) Unless designated as an Unrestricted Subsidiary on Schedule 7.11 as of the Effective Date or thereafter, assuming compliance with Section 9.07(b), any Person that becomes a Domestic Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.
     (b)     The Borrower may designate by written notification thereof to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) prior, and after giving effect, to such designation, neither a Default nor a Borrowing Base Deficiency would exist and (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Borrower’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 9.06(j), (p) or (q).
     (c)     The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Borrower and its Restricted Subsidiaries contained in each of the Loan Documents are true and correct on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) no Default would exist and (iii) the Borrower complies with the requirements of Section 8.13 and Section 8.15.
     Section 9.08   Nature of Business; International Operations.  The Borrower will not, and will not permit any Restricted Subsidiary to, engage in any business or activity other than businesses or activities typical of an integrated energy company or businesses or activities reasonably related thereto.  Notwithstanding the foregoing, this Section 9.08 shall not prohibit the Borrower and its Restricted Subsidiaries from holding and developing the Properties or engaging in any business or activity described on Schedule 9.08.  From and after the date hereof, the Borrower and its Restricted Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located in North America.

     Section 9.09   Mergers, Etc.  The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) any such transaction, a “consolidation”), or liquidate or dissolve; provided that
     (a)      any Restricted Subsidiary may (i) participate in a consolidation with (A) the Borrower (provided that the Borrower shall be the continuing or surviving corporation), (B) any other Restricted Subsidiary (provided that if a Guarantor is a party to such transaction, the survivor is a Guarantor or becomes a party to the Guaranty Agreement as a Guarantor) or (C) any other Subsidiary (provided that either (x) a Restricted Subsidiary shall be the continuing or surviving Person or (y) if an Unrestricted Subsidiary is the continuing or surviving Person, (1) the representations and warranties of the Borrower and its Restricted Subsidiaries contained in each of the Loan Documents are true and correct on and as of such date as if made on and as of the date of such consolidation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (2) no Default or Borrowing Base Deficiency would exist and (3) the Borrower is in compliance with the requirements of Section 8.13 and Section 8.15) or (ii) transfer all or substantially all of its assets to a Guarantor or a Person that becomes a party to the Guaranty Agreement as a Guarantor;
     (b)      the Borrower or any Restricted Subsidiary may participate in a consolidation (other than as described in clause (a) above) if, at the time thereof and immediately after giving effect thereto, no Default shall occur and be continuing and no Borrowing Base Deficiency would result therefrom and, the Borrower or such Restricted Subsidiary, as the case may be, is the surviving entity or the recipient of any such sale, lease or other disposition of Property, provided that no such consolidation shall have the effect of releasing the Borrower or any Guarantor from any of its obligations under this Agreement or any other Loan Document;
     (c)      any sale of all or substantially all of the assets of any Restricted Subsidiary provided that such sale is permitted by Section 9.10; and
     (d)      any Restricted Subsidiary may liquidate or dissolve if (i) the continued existence and operation of such Restricted Subsidiary is no longer in the best interests of the Borrower and its Subsidiaries taken as a whole (as reasonably determined by a Responsible Officer of the Borrower), (ii) such liquidation and dissolution is not disadvantageous in any material respect to the Lenders, and (iii) at the time thereof and immediately after giving effect thereto, no Default shall occur and be continuing and no Borrowing Base Deficiency would result therefrom.
     Section 9.10   Sale of Properties and Termination of Oil and Gas Swap Agreements.  The Borrower will not, and will not permit any Restricted Subsidiary to, sell, assign, farm-out, convey or otherwise transfer (including by way of a Reclassification) any Oil and Gas Property evaluated in the Reserve Report used in the most recent determination of the Borrowing Base or any interest therein or any Restricted Subsidiary owning any such Oil and Gas Property or terminate, unwind, cancel or otherwise dispose of any Oil and Gas Swap Agreement except for:
     (a)     the sale of Hydrocarbons in the ordinary course of business;
     (b)     farmouts of undeveloped acreage and assignments in connection with such farmouts or the abandonment, farm-out, exchange, lease, sublease or other disposition of Oil and Gas Properties not containing Proved Hydrocarbon Interests which were not evaluated in the Reserve Report used in the most recent determination of the Borrowing Base in the ordinary cause of business;

     (c)     the sale or transfer of equipment or other assets that are no longer necessary or useful or are obsolete for the business of the Borrower or such Restricted Subsidiary or are replaced by equipment or other assets usable in the ordinary course of business, of at least comparable value;
     (d)     the sale or other disposition (including Casualty Events and Reclassifications) of such Oil and Gas Property or any interest therein or any Restricted Subsidiary owning such Oil and Gas Property or the termination, unwinding, cancelation or other disposition of Oil and Gas Swap Agreements; provided that:
     (i)     except in the case of a Reclassification, the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property (other than in the case of a Casualty Event), interest therein or Restricted Subsidiary subject of such sale or other disposition (as reasonably determined by any Responsible Officer of the Borrower);
     (ii)     no Event of Default or Borrowing Base Deficiency exists or results from such termination, unwind, cancellation, sale or disposition (including any Casualty Event or Reclassification);
     (iii)     if during any period between two successive Redetermination Dates the aggregate amount of (A) the net cash proceeds received by the Borrower from the termination, unwind, cancelation or other disposition of such Oil and Gas Swap Agreements plus (B) the Recognized Value of such Oil and Gas Properties sold or disposed of (including by way of Casualty Events and Reclassifications) exceeds five percent (5%) of the Borrowing Base in effect during such period, then the Borrowing Base shall be automatically reduced, effective immediately upon such termination, unwind, cancellation, sale or disposition (including any Casualty Event or Reclassification) by the amount that (x) aggregate value that the Administrative Agent attributed to such Oil and Gas Swap Agreements and Oil and Gas Properties in connection with the most recent determination of the Borrowing Base exceeds (y) five percent (5%) of the Borrowing Base in effect immediately prior to such redetermination, and the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such termination, unwind, cancellation, sale or disposition (including Casualty Events and Reclassifications), effective and applicable to the Borrower, the Agents, each Issuing Bank and the Lenders on such date until the next redetermination or modification thereof hereunder;
     (iv)     if such termination, unwind, cancellation, sale or disposition (including Reclassifications, but excluding Casualty Events) would result in an automatic redetermination of the Borrowing Base pursuant to this Section 9.10, the Borrower shall have delivered reasonable prior written notice thereof to the Administrative Agent;
     (v)     if a Borrowing Base Deficiency would result from such termination, unwind, cancellation, sale or disposition (including Reclassifications but excluding Casualty Events) as a result of an automatic redetermination of the Borrowing Base pursuant to this Section 9.10, the Borrower prepays Borrowings prior to or contemporaneously with the consummation of such termination, unwind, cancellation, sale or disposition (including Reclassifications but excluding Casualty Events), to the extent that such prepayment would have been required under Section 3.04(c)(iii) (without giving effect to any 30-day period for payment contained therein) after giving effect to such automatic redetermination of the Borrowing Base; and

     (vi)      if a Borrowing Base Deficiency would directly result from a Casualty Event as a result of an automatic redetermination of the Borrowing Base pursuant to this Section 9.10, Section 3.04(c)(ii) shall apply.
     For purposes of this clause (d), such five percent (5%) shall be determined without giving effect to any asset swaps of Oil and Gas Properties evaluated in the Reserve Report used in the most recent determination of the Borrowing Base for other Oil and Gas Properties of equal or greater Recognized Value;
     (e)     the sale of Oil and Gas Properties in connection with tax credit transactions complying with §29 of the Code or any other analogous provision whether now existing or hereafter enacted, which sale does not result in a reduction in the right of the Borrower or any Restricted Subsidiary to receive the cash flow from such Oil and Gas Properties and which sale is on terms reasonably acceptable to the Administrative Agent;
     (f)     transfers and other dispositions among the Borrower and the Restricted Subsidiaries subject to compliance with Section 8.13; and
     (g)     transfers permitted by Section 9.09.
     Section 9.11      Transactions with Affiliates.  The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors), unless such transactions are not otherwise prohibited under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.
     Section 9.12      Negative Pledge Agreements; Dividend Restrictions.  The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Oil and Gas Property or its Equity Interests in Restricted Subsidiaries in favor of the Administrative Agent and the Secured Parties or restricts any Restricted Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith; provided, however, that the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of (a) this Agreement or the Security Instruments, (b) Debt permitted by Section 9.02 secured by Liens permitted by Section 9.03 (subject to the penultimate sentence thereof and only to the extent related to the Property on which such Liens were created), or any contract, agreement or understanding creating Liens permitted by Section 9.03 (subject to the penultimate sentence thereof and only to the extent related to the Property on which such Liens were created), (c) any leases or licenses or similar contracts as they affect any Oil and Gas Property or Lien subject to a lease or license, (d) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the equity or Oil and Gas Property of such Restricted Subsidiary (or the Oil and Gas Property that is subject to such restriction) pending the closing of such sale or disposition, or (e) customary provisions with respect to the distribution of Oil and Gas Property in joint venture agreements.
     Section 9.13      Swap Agreements.  The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, enter into any new Oil and Gas Swap Agreements which would cause the volume of Hydrocarbons with respect to which a settlement payment is calculated under all Oil and Gas Swap Agreements (including such new transactions) to which the Borrower and/or any Restricted Subsidiary is a party as of the date such Oil and Gas Swap Agreements are entered into to exceed (a) (i)

for the calendar year in which such new Oil and Gas Swap Agreements are entered into (the “Initial Measurement Period”), eighty-five percent (85%) of the aggregate of the Borrower’s and its Restricted Subsidiaries’ anticipated production from Proved Hydrocarbon Interests for each of oil and gas (including natural gas liquids), calculated separately, (ii) for the calendar year immediately following the end of the Initial Measurement Period (the “Second Measurement Period”), eighty percent (80%) of the aggregate of the Borrower’s and its Restricted Subsidiaries’ anticipated production from Proved Hydrocarbon Interests for each of oil and gas (including natural gas liquids), calculated separately, (iii) for the calendar year immediately following the end of the Second Measurement Period (the “Third Measurement Period”), seventy-five percent (75%) of the aggregate of the Borrower’s and its Restricted Subsidiaries’ anticipated production from Proved Hydrocarbon Interests for each of oil and gas (including natural gas liquids), calculated separately and (iv) for the calendar year immediately following the end of the Third Measurement Period and for each calendar year thereafter, one hundred percent (100%) of the aggregate of the Borrower’s and its Restricted Subsidiaries’ anticipated production from Proved Producing Hydrocarbon Interests for each of oil and gas (including natural gas liquids), calculated separately, plus, in each case, (b) an amount not to exceed one hundred percent (100%) of associated royalty owners’ oil, gas and/or natural gas liquids produced from the same wells, and which oil, gas and/or natural gas liquids the Borrower has the authority to market and sell, during the applicable measurement period; provided that the Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, permit its production from Proved Producing Hydrocarbon Interests (whether or not included or reflected in the most recent Reserve Report delivered to the Administrative Agent and the Lenders pursuant to Section 8.11) during the then current month to be less than the aggregate amount of production from Proved Producing Hydrocarbon Interests which are subject to Oil and Gas Swap Agreements during such month; provided further that the Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, (x) enter into any Oil and Gas Swap Agreements except in the ordinary course of business (and not for speculative purposes), (y) enter into any Swap Agreement for speculative purposes or with a counterparty that is not an Approved Counterparty or (z) terminate, unwind, cancel or otherwise dispose of any Oil and Gas Swap Agreement except to the extent permitted by Section 9.10.  For purposes of this Section 9.13, no basis swap agreement, put option, or options to purchase put options shall constitute a Swap Agreement.
     Section 9.14    Ownership of Restricted Subsidiaries.  Except as otherwise permitted hereunder, the Borrower shall not own, directly or indirectly, less than 100% of the issued and outstanding Equity Interests of each Restricted Subsidiary.
     Section 9.15    Amendments to Organizational Documents.  The Borrower shall not, and shall not permit any Restricted Subsidiary to, amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organization Documents in any manner that would be reasonably expected to result in a Material Adverse Effect.
ARTICLE 10
Events of Default; Remedies
     Section 10.01    Events of Default.  One or more of the following events shall constitute an “Event of Default”:
     (a)     the Borrower shall fail to pay any principal of any Loan, any Swingline Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

     (b)     the Borrower shall fail to pay any interest on any Loan, any Swingline Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days.
     (c)     any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to the provisions hereof or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (or, to the extent that any such representation and warranty is qualified by materiality, any such representation and warranty (as so qualified) shall proved to have been incorrect in any respect when made or deemed made).
     (d)     the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(g), Section 8.02, Section 8.03 (as to the existence of the Borrower or such Restricted Subsidiary only), Section 8.13, or ARTICLE 9.
     (e)     the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) and (ii) a Responsible Officer of the Borrower or such Restricted Subsidiary otherwise becoming aware of such failure); provided that, for the avoidance of doubt, if the Borrower fails to deliver any financial statements, certificates or other information within the time period required by Sections 8.01, 8.02, 8.11 or 8.13 and subsequently delivers such financial statements, certificates or other information as required by such Sections prior to acceleration or the exercise of any remedy by the Lenders, then such Event of Default shall be deemed to have been cured and/or waived without any further action by the Administrative Agent or Lenders.
     (f)     the Borrower or any Restricted Subsidiary shall fail to make any payment of principal in respect of any Material Debt, when and as the same shall become due and payable, beyond any applicable grace period provided with respect thereto and which failure shall continue uncured or unremedied.
     (g)     any event or condition occurs that results in any Material Debt becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, but after the expiration of any applicable grace period provided with respect thereto) the holder or holders of any Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due, or to require the Redemption thereof, prior to its scheduled maturity or require the Borrower or any Restricted Subsidiary to make an offer in respect thereof; provided that this clause (g) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt or to obligations of the Borrower or any Guarantor in respect of any Swap Agreement unless such Person is the defaulting party under such Swap Agreement and as a result thereof such Swap Agreement has been terminated.
     (h)     an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted

Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 consecutive days or an order or decree approving or ordering any of the foregoing shall be entered.
     (i)     the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.
     (j)     the Borrower or any Restricted Subsidiary shall admit in writing its inability or fail generally to pay its debts as they become due.
     (k)     one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of $45,000,000 shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, bonded or satisfied.
     (l)     any of the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them in writing, or any of the Security Instruments cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Restricted Subsidiary or any of their Affiliates shall so state in writing.
     (m)     an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.
     (n)     a Change in Control shall occur.
     Section 10.02    Remedies.  (a) In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.
     (b)     In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.
     (c)     All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:
     (i)      first, pro rata to payment or reimbursement of that portion of the Secured Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent, Arrangers and other Agents, each in their capacity as such;
     (ii)      second, pro rata to payment or reimbursement of that portion of the Secured Indebtedness constituting fees, expenses and indemnities payable to the Lender;
     (iii)      third, pro rata to payment of accrued interest on the Loans;
     (iv)      fourth, pro rata to payment of principal outstanding on the Loans and Secured Indebtedness referred to in clause (b) of the definition of Secured Indebtedness owing to a Secured Party;
     (v)      fifth, pro rata to any other Secured Indebtedness;
     (vi)      sixth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and
     (vii)      seventh, any excess, after all of the Secured Indebtedness shall have been indefeasibly paid in full in cash or cash collateralized, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.
ARTICLE 11
The Agents
     Section 11.01    Appointment; Powers.  Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.
     Section 11.02    Duties and Obligations of Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the

Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in ARTICLE 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.  For purposes of determining compliance with the conditions specified in ARTICLE 6, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.
     Section 11.03    Action by Administrative Agent.  The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders, the Required Lenders or the Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders, the Required Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.  The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders.  If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.  In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law.  If a Default has occurred and is continuing, neither the Syndication Agent nor the Co-Documentation Agents shall have any obligation to perform any act in respect thereof.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the

Administrative Agent shall not be liable for any action taken or not taken by it in its capacity as the Administrative Agent hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.
     Section 11.04    Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and each Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.
     Section 11.05    Subagents.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding Sections of this ARTICLE 11 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Section 11.06    Resignation of Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Borrower.  Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and each Issuing Bank, appoint a successor Agent which shall be a bank with an office in the United States, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Agent’s resignation hereunder, the provisions of this ARTICLE 11 and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.
     Section 11.07    Agents as Lenders.  Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

     Section 11.08    No Reliance.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.  The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates.  In this regard, each Lender acknowledges that Vinson & Elkins L.L.P.  is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.
     Section 11.09    Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and
     (b)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

     Section 11.10    Authority Of Administrative Agent To Release Collateral And Liens.  Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to release or subordinate any Oil and Gas Property (other than, in the case of any such subordination, any Oil and Gas Property of the type described in clauses (a), (b), (c), (e) and (f) of the definition thereof evaluated in the Reserve Report used in the most recent determination of the Borrowing Base) or other collateral that is permitted to be sold, Reclassified or released or be subject to a Lien pursuant to the terms of the Loan Documents.  Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale, Reclassification or other disposition of Oil or Gas Property to the extent such sale, Reclassification or other disposition is permitted by the terms of Section 9.10 or is otherwise authorized by the terms of the Loan Documents.
     Section 11.11    The Arrangers, Syndication Agent and Co-Documentation Agents.  The Arrangers, the Syndication Agent and the Co-Documentation Agents shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.
ARTICLE 12
Miscellaneous
     Section 12.01    Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (i)      if to the Borrower, to it at 801 Cherry St, Suite 3700, Unit 19, Fort Worth, Texas 76102, Attention: Vice President — Treasurer (Telecopy No.  (817) 665-5016), with a copy to General Counsel (Telecopy No.  (817) 668-5012);
     (ii)      if to the Administrative Agent, JPMorgan as the Issuing Bank or Swingline Lender, to it at 10 South Dearborn, Chicago, Illinois 60603-2003, Attention of Leonida Mischke (Telecopy No.  (888) 292-9533), and for all other correspondence other than borrowings, continuation, conversion and Letter of Credit requests 2200 Ross Avenue, 3rd Floor, Mail Code TX1-2911, Dallas, Texas 75201, Attention: Kimberly A.  Bourgeois (Telecopy No.  (214) 965-3280); and
     (iii)      if to any other Lender, in its capacity as such, or any other Lender in its capacity as an Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
     (b)     Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to ARTICLE 2, ARTICLE 3, ARTICLE 4 and ARTICLE 5 unless set forth herein or otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications and any such approval of procedures in respect of electronic communications by any Lender or the Administrative Agent may be revoked at any time by any such Lender or by the Administrative Agent.  In connection with any such revocation, if such Lender or the Administrative

Agent elects not to receive electronic communications (including those by electronic mail), then such electronic communications (including electronic mail) shall not be a valid method of delivering notices hereunder to such Person notwithstanding any provision hereof to the contrary.
     (c)     Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if received by the recipient during its normal business hours.
     Section 12.02    Waivers; Amendments.  (a) No failure on the part of any party hereto to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies of the Administrative Agent, any other Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
     (b)     Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall
     (i)      increase the Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender;
     (ii)      increase the Borrowing Base without the written consent of the Super-majority Lenders, decrease or maintain the Borrowing Base without the consent of Required Lenders or modify Section 2.07 or 2.09 without the written consent of all of the Lenders (other than any Defaulting Lender); provided that a Scheduled Redetermination may be postponed by the Required Lenders;
     (iii)      reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Secured Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby;
     (iv)      postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement (which, for the avoidance of doubt, shall not include any mandatory prepayment pursuant to Section 3.04(c)), or any interest thereon, or any fees payable hereunder, or any other Secured Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby;

     (v)      change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, or change Section 10.02(c), in each case, without the written consent of each Lender;
     (vi)      waive or amend Section 3.04(c), Section 6.01, Section 8.13(a), or Section 12.14, without the written consent of each Lender (other than any Defaulting Lender);
     (vii)      release any Guarantor (except as set forth in the Guaranty Agreement, Section 8.13(d), Section 9.10(d) or Section 12.17) or release all or substantially all of the collateral (other than as provided in Section 11.10), without the written consent of each Lender (other than any Defaulting Lender);
     (viii)      change any of the provisions of this Section 12.02(b) or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, in each case to the extent that such provision specifies that all Lenders (including Defaulting Lenders) must make any determination or grant any consent hereunder or under any other Loan Documents, without the written consent of each Lender; or
     (ix)      change the definitions of “Required Lenders”, “Super-majority Lenders” or “Majority Lenders” or any other provisions hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents to the extent that such provision does not require the approval or consent of a Defaulting Lender, in each case without the written consent of each Lender (other than any Defaulting Lender);
     provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, the Swingline Lender, or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent, the Swingline Lender or such Issuing Bank, as the case may be.  Notwithstanding the foregoing, any supplement to Schedule 7.11 (Subsidiaries) shall be effective, after compliance with the requirements of Section 12.17, simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.
     Section 12.03    Expenses, Indemnity; Damage Waiver.  (a) The Borrower shall pay (i) all reasonable and substantiated out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable and substantiated fees, charges and disbursements of one (1) outside counsel, applicable local counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and substantiated out-of-pocket costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable and substantiated out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by any Agent, the Swingline Lender, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Swingline Lender, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b)     THE BORROWER SHALL INDEMNIFY EACH AGENT, EACH ARRANGER, THE SWINGLINE LENDER, EACH ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY RESTRICTED SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (a) ANY REFUSAL BY ANY ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (b) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY RESTRICTED SUBSIDIARY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (ix) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS RESTRICTED SUBSIDIARIES, OR (x) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE

NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, (Y) RELATE TO CLAIMS BETWEEN OR AMONG ANY OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE ARRANGERS OR ANY OF THEIR AFFILIATES, SHAREHOLDERS, PARTNERS OR MEMBERS OR (Z) ARE IN RESPECT OF ANY PROPERTY FOR ANY OCCURRENCE ARISING FROM THE ACTS OR OMISSIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER DURING THE PERIOD AFTER WHICH SUCH PERSON, ITS SUCCESSORS OR ASSIGNS HAVE OBTAINED POSSESSION OF SUCH PROPERTY (WHETHER BY FORECLOSURE OR DEED IN LIEU OF FORECLOSURE, AS MORTGAGEE-IN-POSSESSION OR OTHERWISE).
     (c)     To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, any Arranger, the Swingline Lender, or any Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent, such Arranger, the Swingline Lender, or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Arranger, the Swingline Lender, or such Issuing Bank in its capacity as such.
     (d)     To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
     (e)     All amounts due under this Section 12.03 shall be payable not later than 30 days after written demand therefor.
     Section 12.04    Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank, the Swingline Lender, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b)     Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
     (A)      the Borrower, provided that no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, is to any other assignee; and
     (B)      the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender, Affiliate of a Lender or an Approved Fund of a Lender immediately prior to giving effect to such assignment.
     (ii)      Assignments shall be subject to the following additional conditions:
     (A)      except for an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, (1) in the case of an assignment to a Lender or an Affiliate of a Lender, the amount of the unused Commitment and Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 and the amount of the Commitment or Loans of the assigning Lender after such assignment shall not be less than $2,500,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) in the case of an assignment to an assignee other than a Lender or an Affiliate of a Lender, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and the amount of the unused Commitment and Loans of the assigning Lender after such assignment shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
     (B)      each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
     (C)      the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
     (D)      the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;
     (E)      in no event may any Lender assign all or a portion of its rights and obligations under this Agreement to the Borrower or any Affiliate of the Borrower; and
     (F)      the assignee must not be a Defaulting Lender.

     (iii)      Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).
     (iv)      The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, each Issuing Bank and each Lender.
     (v)      Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).
     (c)     (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Swingline Lender or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant.  In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03.  Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section

12.04(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.
     (ii)      A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender.
     (iii)      Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  No Lender shall have any obligation to disclose all or any portion of the Participant Register to the Borrower or any other Person (including the identity of any participant or any information relating to a participant’s interest in any obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
     (d)     Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (e)     Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.
     Section 12.05    Survival; Revival; Reinstatement.  (a) All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or any incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and ARTICLE 11 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.
     (b)     To the extent that any payments on the Secured Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect.  In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.
     Section 12.06    Counterparts; Integration; Effectiveness.  (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
     (b)     This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents and other matters constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     (c)     Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 12.07    Severability.  Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  If it becomes illegal for any Lender to hold or benefit from a Lien over real property pursuant to any law, such Lender shall notify the Administrative Agent and disclaim any benefit of such security interest to the extent of such illegality, but such illegality shall not invalidate or render unenforceable such Lien for the benefit of each of the other Lenders.
     Section 12.08    Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitation, obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Restricted Subsidiary against any of and all the obligations of the Borrower or any Restricted Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.
     Section 12.09    GOVERNING LAW; JURISDICTION.  (a) THIS AGREEMENT, THE NOTES AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     (b)     ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EITHER CASE LOCATED IN NEW YORK COUNTY, NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.  THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.
     (c)     EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.
     (d)     EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS

CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.
     Section 12.10    Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     Section 12.11    Confidentiality.  Each of the Administrative Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (provided that such Person agrees in writing to be bound by the provisions of this Section 12.11) or (ii) any actual or prospective counterparty (or its advisors) to any securitization or Swap Agreement relating to the Borrower and its obligations (provided that such Person agrees in writing to be bound by the provisions of this Section 12.11), (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any Restricted Subsidiary relating to the Borrower or any Restricted Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Restricted Subsidiary; provided that, in the case of information received from the Borrower or any Restricted Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 12.12    Interest Rate Limitation.  It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Indebtedness (or, to the extent that the principal amount of the Secured Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Secured Indebtedness (or, to the extent that the principal amount of the Secured Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower).  All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the actual full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (A) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (B) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.  To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect.  Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.
     Section 12.13    EXCULPATION PROVISIONS.  EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY.  EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”
     Section 12.14    Collateral Matters; Swap Agreements.  The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Secured Indebtedness shall also extend to and be available to the Secured Swap Providers (on a pro rata basis in respect of any such obligations of the Borrower or any of its Restricted Subsidiaries to them) with respect to any Swap Agreement, but excluding any additional transactions or confirmations entered into (a) after such Secured Swap Provider ceases to be a Lender or an Affiliate of a Lender or (b) after assignment by a Secured Swap Provider to a Person that is not a Lender or an Affiliate of a Lender at the time of such assignment.

No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.
     Section 12.15    No Third Party Beneficiaries.  This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Banks to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, any Issuing Bank, the Swingline Lender, or any Lender for any reason whatsoever.  There are no third party beneficiaries.
     Section 12.16    Flood Insurance Regulation.  Notwithstanding any provision in any Security Instrument to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) located in a special flood hazard area included in the definition of “Mortgaged Property”, “Collateral” or similar definition in any Security Instrument and no such Building or Manufactured (Mobile) Home shall be encumbered by any such Security Instrument.
     Section 12.17    USA Patriot Act Notice.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.  L.  107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
     Section 12.18    No Fiduciary Duty.  Each Agent, Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Banks”), may have economic interests that conflict with those of the Borrower and the Subsidiaries, their stockholders and/or their Affiliates (collectively, solely for purposes of this paragraph, the “Obligors”).  The Borrower agrees that nothing in the Agreement or the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Bank, on the one hand, and any Obligor, on the other.  The Borrower acknowledges and agrees that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Banks, on the one hand, and the Obligors, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Bank has assumed an advisory or fiduciary responsibility in favor of any Obligor with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Bank has advised, is currently advising or will advise any Obligor on other matters) or any other obligation to any Obligor except the obligations expressly set forth in the Loan Documents and (y) each Bank is acting solely as principal and not as the agent or fiduciary of any Obligor, its management, stockholders, creditors or any other Person.  The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Obligor, in connection with such transaction or the process leading thereto.
[SIGNATURES BEGIN NEXT PAGE]

     The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

QUICKSILVER RESOURCES INC., a Delaware corporation

By:	/s/ Philip W. Cook
Philip W. Cook,
Senior Vice President – Chief Financial Officer

[Signature Page to Credit Agreement – Quicksilver Resources Inc.]

JPMORGAN CHASE BANK, N.A., as a Lender, Issuing Bank, Swingline Lender and as Administrative Agent

By:	/s/ Brian P. Orlando
Brian P. Orlando,
Authorized Officer

[Signature Page to Credit Agreement – Quicksilver Resources Inc.]

BANK OF AMERICA, N.A., as a Lender and as Syndication Agent

By:	/s/ Ronald E. McKaig
Ronald E. McKaig
Managing Director

[Signature Page to Credit Agreement – Quicksilver Resources Inc.]

BNP PARIBAS, as a Lender and as Co-Documentation Agent

By:	/s/ Richard Hawthorne
Richard Hawthorne
Director

By:	/s/ Courtney Kubesch
Courtney Kubesch
Vice President

[Signature Page to Credit Agreement – Quicksilver Resources Inc.]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender
By:	/s/ Evelyn Thierry
Evelyn Thierry
Director

By:	/s/ Marguerite Sutton
Marguerite Sutton,
Director

DEUTSCHE BANK SECURITIES INC., as a Co-Documentation Agent
By:	/s/ David Sisler
David Sisler,
Director

By:	/s/ Scott Arndt
Soctt Arndt,
Vice President

[Signature Page to Credit Agreement – Quicksilver Resources Inc.]

WELLS FARGO BANK, N.A., as a Lender and as Co-Documentation Agent
By:	/s/ Catherine Stacy
Catherine Stacy
Vice President

[Signature Page to Credit Agreement – Quicksilver Resources Inc.]

CITIBANK, N.A., as a Lender
By:	/s/ John F. Miller
John F. Miller,
Attorney-inFact

[Signature Page to Credit Agreement – Quicksilver Resources Inc.]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender
By:	/s/ Nupur Kumar
Nupur Kumar,
Vice President

By:	/s/ Vipul Dhadda
Vipul Dhadda,
Associate

[Signature Page to Credit Agreement – Quicksilver Resources Inc.]

TORONTO DOMINION (NEW YORK) LLC, as a Lender
By:	/s/ Debbi L. Brito
Debbi L. Brito,
Authorized Signatory

[Signature Page to Credit Agreement – Quicksilver Resources Inc.]

UBS LOAN FINANCE LLC, as a Lender
By:	/s/ Mary E. Evans
Mary E. Evans,
Associate Director

By:	/s/ Irja R. Otsa
Irja R. Otsa,,
Associate Director

[Signature Page to Credit Agreement – Quicksilver Resources Inc.]

COMPASS BANK, as a Lender
By:	/s/ Spencer Stasney
Spencer Stasney,
Vice President

[Signature Page to Credit Agreement – Quicksilver Resources Inc.]

THE BANK OF NOVA SCOTIA, as a Lender
By:	/s/ John Frazell
John Frazell,
Director

[Signature Page to Credit Agreement – Quicksilver Resources Inc.]

CIBC INC., as a Lender
By:	/s/ Trudy W. Nelson
Trudy W. Nelson,
Authorized Signaotry

By:	/s/ Richard Antl
Richard Antl,
Authorized Signatory

[Signature Page to Credit Agreement – Quicksilver Resources Inc.]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender
By:	/s/ Tom Byargeon
Tom Byargeon,
Managing Director

By:	/s/ Sharada Manne
Sharada Manne,
Director

[Signature Page to Credit Agreement – Quicksilver Resources Inc.]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz
Rebecca Krtaz,
Authorized Signatory

[Signature Page to Credit Agreement – Quicksilver Resources Inc.]

THE ROYAL BANK OF SCOTLAND plc, as a Lender
By:	/s/ Sandra Aultman
Sandra Aultman,
Director

[Signature Page to Credit Agreement – Quicksilver Resources Inc.]

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Daria Mahoney
Daria Mahoney,
Vice President

[Signature Page to Credit Agreement – Quicksilver Resources Inc.]

BRANCH BANKING AND TRUST, as a Lender

By:	/s/ Parul E. June
Parul E. June,
Assistant Vice President

[Signature Page to Credit Agreement – Quicksilver Resources Inc.]

COMERICA BANK, as a Lender
By:	/s/ James A. Morgan
James A. Morgan,
Vice President

[Signature Page to Credit Agreement – Quicksilver Resources Inc.]

EXPORT DEVELOPMENT CANADA, as a Lender

By:	/s/ Joanne Tognarelli
Joanne Tognarelli,
Financing Manager

By:	/s/ Christiane de Billy
Christiane de Billy,
Financing Manager

[Signature Page to Credit Agreement – Quicksilver Resources Inc.]

KEYBANK, N.A., as a Lender

By:	/s/ David Morris
David Morris,
Vice President

[Signature Page to Credit Agreement – Quicksilver Resources Inc.]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Hiroshi Higuma
Hiroshi Higuma,
Joint General Manager

[Signature Page to Credit Agreement – Quicksilver Resources Inc.]

UNION BANK, N.A., as a Lender

By:	/s/ Alison White
Alison White,
Vice President

[Signature Page to Credit Agreement – Quicksilver Resources Inc.]